UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

DOLLAR GENERAL CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dollar General Corporation
100 Mission Ridge
Goodlettsville, Tennessee 37072

Dear Shareholder:

          The 2005 Annual Report and the Notice of Annual Meeting and Proxy Statement for our 2006 Annual Meeting of Shareholders are enclosed with this letter, which is first being mailed to shareholders on or about April 19, 2006. The annual meeting will be held on Wednesday, May 31, 2006, at 10:00 a.m., Central Daylight Time, at Goodlettsville City Hall Auditorium, 105 South Main Street, Goodlettsville, Tennessee. All shareholders of record at the close of business on March 27, 2006 are invited to attend the annual meeting. For security reasons, however, to gain admission to the meeting you may be required to present photo identification and comply with other security measures.

          At this year’s meeting, you will have an opportunity to vote on the matters described in the enclosed Notice of Annual Meeting of Shareholders. In addition to the formal voting, we will discuss Dollar General’s performance during the 2005 fiscal year and take some time to answer your questions.

          Your interest in Dollar General and your vote are very important to us. Please review the Annual Report and the Proxy Statement in detail and return your proxy card as soon as possible so your vote can be represented at the annual meeting.  On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Dollar General.

Sincerely,

Christine L. Connolly
Corporate Secretary & Chief Compliance Officer

April 19, 2006

Dollar General Corporation
100 Mission Ridge
Goodlettsville, Tennessee 37072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Wednesday, May 31, 2006

TIME:	10:00 a.m., Central Daylight Time

PLACE*:	Goodlettsville City Hall Auditorium
105 South Main Street
Goodlettsville, Tennessee

ITEMS OF BUSINESS:	1)	To elect 10 directors;
	2)	To consider and vote on amendments to the Dollar General Corporation 1998 Stock Incentive Plan; and
	3)	To ratify the appointment of the independent auditors for 2006.

WHO MAY VOTE:	You may vote if you were a shareholder of record at the close of business on March 27, 2006.

By Order of the Board of Directors,

Goodlettsville, Tennessee
April 19, 2006	Christine L. Connolly
Corporate Secretary & Chief Compliance Officer

*

SPECIAL NOTICE REGARDING MEETING LOCATION: There has recently been significant tornado damage in the vicinity of the Goodlettsville City Hall.  At the date of this mailing we believe that this location will remain available for our annual meeting.  However, there is a possibility that an alternate location may be necessary, in which case we would hold the annual meeting at our executive offices in the Turner One Building located at 100 Mission Ridge, Goodlettsville, TN 37072.  If it becomes necessary to use the alternate meeting location, we will issue a press release and a Current Report on Form 8-K announcing this change and will post the change to our web site located at www.dollargeneral.com.

Please vote your proxy as soon as possible even if you expect to physically attend the annual meeting. You may vote your proxy electronically or by phone according to the instructions on the enclosed card, or sign, date and return the enclosed proxy card in the enclosed reply envelope. No postage is necessary if the proxy is mailed within the United States. You may revoke the proxy by following the instructions listed on page 4 of the proxy statement.

DOLLAR GENERAL CORPORATION

Proxy Statement for
2006 Annual Meeting of Shareholders

GENERAL INFORMATION

What is this document?

          This document is the Proxy Statement of Dollar General Corporation for the Annual Meeting of Shareholders to be held on Wednesday, May 31, 2006.  A form of proxy card is included.  This document is first being mailed to shareholders on or about April 19, 2006.

          We refer to our company throughout this document as “we” or “us” or “Dollar General.”  In addition, throughout this document, “2006” refers to our fiscal year ending February 2, 2007, “2005” refers to our fiscal year ended February 3, 2006, “2004” refers to our fiscal year ended January 28, 2005, and “2003” refers to our fiscal year ended January 30, 2004.

Why am I receiving this document?

          We are sending this document and the form of proxy card to solicit your proxy to vote upon certain matters at the annual meeting.

What is a proxy?

          It is your legal designation of another person, called a “proxy,” to vote the stock you own. The document that designates someone as your proxy is also called a proxy or a proxy card.

Who is paying the costs of this document and the solicitation of my proxy?

          Dollar General will pay all expenses of this solicitation, including the cost of preparing and mailing this document.

Who is soliciting my proxy and will anyone be compensated to solicit my proxy?

          Your proxy is being solicited by and on behalf of our Board of Directors.  In addition to solicitation by use of the mails, proxies may be solicited by our officers and employees in person or by telephone, telegram, electronic mail, facsimile transmission or other means of communication. Our officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.

Who may attend the annual meeting?

          Only shareholders, their proxy holders and our invited guests may attend the meeting. If you plan to attend the meeting, please check the box on the enclosed proxy card.  If a broker, bank or other nominee holds your shares in street name, please bring a copy of the account statement reflecting your ownership as of March 27, 2006 so that we may verify your shareholder status, and check in at the registration desk at the meeting. For security reasons, we also may require photo identification for admission.

Will Board members attend the annual meeting?

          Yes. Our Board has adopted a policy that all directors will attend the annual shareholders’ meetings, unless attendance is not feasible due to unavoidable circumstances. All of last year’s Board members attended the 2005 annual shareholders’ meeting, except for E. Gordon Gee who represented to us that his absence was unavoidable.

What if I have a disability?

          If you are disabled and would like to participate in the annual meeting, we can provide reasonable assistance.  Please write to our Corporate Secretary, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, TN 37072, at least two weeks before the meeting.

What is Dollar General Corporation and where is it located?

          We are a leading discount retailer of quality general merchandise at everyday low prices. As of March 31, 2006, we operated approximately 8,038 Dollar General stores in 33 states.  Through conveniently located stores, we offer a focused assortment of basic consumable merchandise including health and beauty aids, packaged food and refrigerated products, home cleaning supplies, housewares, stationery, seasonal goods, basic clothing and domestics.  Our stores serve primarily low-, middle- and fixed-income families. Our corporate offices are located at 100 Mission Ridge, Goodlettsville, TN 37072.  Our telephone number is 615-855-4000.

Where is Dollar General common stock traded?

          Our stock is traded and quoted on the New York Stock Exchange (“NYSE”) under the symbol “DG.”

Where can I find information regarding Dollar General’s corporate governance practices?

          We have posted Dollar General governance-related information on the “Investing—Corporate Governance” portion of our web site located at www.dollargeneral.com, including without limitation our Corporate Governance Principles, Code of Business Conduct and Ethics and the charter of each standing committee of our Board of Directors. This information is available in print to any shareholder who sends a request in writing to: Investor Relations, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, TN 37072.

Does Dollar General have an audit committee financial expert serving on its Audit Committee?

          Yes.  Our Board has designated 2 of the 3 members of our Audit Committee (James D. Robbins and J. Neal Purcell) as audit committee financial experts and has determined that each is independent as defined in the NYSE listing standards and in our Corporate Governance Principles. Audit committee financial experts have the same responsibilities as the other Audit Committee members. They are not our auditors or accountants, do not perform “field work” and are not employees.  The SEC has determined that designation as an audit committee financial expert will not cause a person to be deemed to be an “expert” for any purpose.

VOTING MATTERS

What am I voting on?

You will be voting on the following:

•	the election of 10 directors;

•	certain amendments to our 1998 Stock Incentive Plan; and

•	the ratification of the appointment of our auditors for 2006.

Who is entitled to vote?

          You may vote if you were the record owner of shares of Dollar General common stock at the close of business on March 27, 2006.  Each share of stock is entitled to one vote.  As of March 27, 2006, there were 315,671,527 shares of Dollar General common stock outstanding.

May other matters be raised at the annual meeting; how will the meeting be conducted?

          We currently are not aware of any business to be acted upon at the annual meeting other than the 3 matters described above.  Under Tennessee law and our governing documents, no other business aside from procedural matters may be raised at the annual meeting unless proper notice has been given to the shareholders.  If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

          The Chairman has broad authority to conduct the annual meeting so that the business of the meeting is carried out in an orderly and timely manner.  In doing so, he has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting.  The Board of Directors has decided that our annual meeting will be conducted in accordance with the American Bar Association’s “Handbook for the Conduct of Shareholders’ Meetings” published in 2000, including the supplemental rules thereto, as modified by our Board.  The Chairman is also entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the annual meeting proceeds in a manner that is fair to all participants.

How do I vote?

          Proxies may be voted by returning the printed proxy card or by voting via telephone or Internet. For more information about how to vote your proxy, please see the instructions on your proxy card.

          In addition to voting by proxy, you may vote in person at the annual meeting. However, in order to assist us in tabulating votes at the annual meeting, we encourage you to vote by proxy even if you plan to be present at the annual meeting.

How will my proxy be voted?

          The individuals named on the proxy card will vote your proxy in the manner you indicate on the proxy card.  If your proxy card is signed but does not contain specific instructions, your proxy will be voted:  “FOR” all of the directors nominated, “FOR” approval of the amendments to our 1998 Stock Incentive Plan and “FOR” ratification of Ernst & Young LLP as our independent auditors for 2006.

Can I change my mind and revoke my proxy?

Yes. To revoke a proxy given pursuant to this solicitation, you must:

•	sign another proxy with a later date and return it to our Corporate Secretary at or before the annual meeting;

•	provide our Corporate Secretary with a written notice of revocation dated later than the date of the proxy at or before the annual meeting; or

•	attend the annual meeting and vote in person. Note that attendance at the annual meeting will not revoke a proxy if you do not actually vote at the annual meeting.

What if I receive more than one proxy card?

          Multiple proxy cards mean that you have more than one account with brokers or our transfer agent.  Please vote all of your shares.  We also recommend that you contact your broker and our transfer agent to consolidate as many accounts as possible under the same name and address.  Our transfer agent is Registrar and Transfer Company, P.O. Box 1010, Cranford, New Jersey 07016-3572, and it may be reached at 1-800-368-5948.

How will abstentions and broker non-votes be treated?

          Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal.

What are broker non-votes?

          If you are the beneficial owner of shares held in “street name” by a broker, your broker is the record holder of the shares, however the broker is required to vote those shares in accordance with your instructions.  If you do not give instructions to your broker, your broker may exercise discretionary voting power to vote your shares with respect to routine matters, but the broker may not exercise discretionary voting power to vote your shares with respect to “non-routine” items. All of the matters identified in this document to be voted upon at the meeting are considered to be “routine” items. In the case of non-routine items, the shares that cannot be voted by your broker would be treated as “broker non-votes.”  To avoid giving them the effect of negative votes, broker non-votes are disregarded for the purpose of determining the total number of votes cast or entitled to vote with respect to a proposal.

How many votes must be present to hold the annual meeting?

          A quorum must be present at the annual meeting for any business to be conducted.  A quorum exists when the holders of a majority of the 315,671,527 shares of Dollar General common stock outstanding on March 27, 2006 are present at the meeting, in person or by proxy.

How many votes are needed to elect directors and approve other matters?

          Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote at the annual meeting.  This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. You may vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees.

          The 1998 Stock Incentive Plan amendments and the ratification of the appointment of Ernst & Young LLP as our independent auditors for 2006 each will be approved if the votes cast for the proposal exceed the votes cast against it.

Will my vote be confidential?

          Yes.  We will continue our practice of keeping the votes of all shareholders confidential.  Shareholder votes will not be disclosed to our directors, officers, employees or agents, except:

•	as necessary to meet applicable legal requirements;

•	in a dispute regarding authenticity of proxies and ballots;

•	in the case of a contested proxy solicitation, if the other party soliciting proxies does not agree to comply with the confidential voting policy; or

•	when a shareholder makes a written comment on the proxy card or otherwise communicates the vote to management.

PROPOSAL 1:
ELECTION OF DIRECTORS

What is the structure of the Board of Directors?

          Our Board of Directors must consist of at least 3 but not more than 15 directors. The exact number is set by the Board and is currently fixed at 10, effective at the time of the annual meeting. All directors are elected annually by our shareholders.

Who are the nominees this year?

          The nominees for the Board of Directors consist of 10 current directors who were elected at our 2005 annual meeting.  James L. Clayton is not standing for re-election in accordance with the mandatory retirement policy set forth in our Corporate Governance Principles. If elected, each nominee would hold office until the 2007 annual meeting of shareholders or until his or her successor is elected and qualified. These nominees, their ages at the date of this document and the year in which they first became a director are set forth in the table below. The Board has affirmatively determined that each of these nominees, other than David A. Perdue, is independent as defined in the NYSE listing standards and in our Corporate Governance Principles:

Name	Age	Director Since

David L. Beré	52	2002
Dennis C. Bottorff	61	1998
Barbara L. Bowles	58	2000
Reginald D. Dickson	59	1993
E. Gordon Gee	62	2000
Barbara M. Knuckles	58	1995
David A. Perdue	56	2003
J. Neal Purcell	64	2004
James D. Robbins	59	2002
David M. Wilds	65	1991

What are the backgrounds of this year’s nominees?

          David L. Beré served from December 2003 until June 2005 as Corporate Vice President of Ralcorp Holdings, Inc. and as the President and Chief Executive Officer of Bakery Chef, Inc., a leading manufacturer of frozen bakery products that was acquired by Ralcorp Holdings in December 2003. From 1998 until the acquisition, Mr. Beré was the President and Chief Executive Officer of Bakery Chef, Inc., and also served on its Board of Directors. Mr. Beré currently serves on the Board of Trustees of Fuller Theological Seminary, the Board of Directors of the Fuller Foundation, the Board of Directors of Greater Chicago Food Depository, and the Dean’s Advisory Council Indiana University – Kelly School of Business, all of which are non-profit entities.

          Dennis C. Bottorff has served as Chairman of Council Ventures, LLC, an investment firm, since January 2001. He previously served as Chairman of AmSouth Bancorporation, a bank holding company, and, prior to that, as Chief Executive Officer (1991-1999) and Chairman (1995-1999) of First American Corporation. Mr. Bottorff is a director of Ingram Industries, a privately held provider of wholesale distribution, inland marine transportation and insurance services, Appforge, a privately held developer of multi-platform mobile and wireless application solutions, and Lancope, Inc., a privately held developer of behavorial-based intrusion detection systems for network security, and serves on the Board of Trustees of Vanderbilt University. Mr. Bottorff serves as the Chairman of the Tennessee Education Lottery Corp. and as a director of the Tennessee Valley Authority.

          Barbara L. Bowles has served as Vice Chairman of Profit Investment Management, a registered investment advisor, since January 2006. Prior to that, she served as Chairman and Chief Executive Officer of The Kenwood Group, Inc., a registered investment advisor that she founded in 1989, until its acquisition by Profit Investment Management in January 2006. She previously served as Vice President, Investor Relations of Kraft, Inc. from 1984 to 1989. Ms. Bowles is a director of Black & Decker Corporation and Wisconsin Energy Corporation and is a trustee of Fisk University.

          Reginald D. Dickson serves as Chairman (since 1996) and Chief Executive Officer (since 2001) of Buford, Dickson, Harper & Sparrow, Inc., registered investment advisors. Mr. Dickson served as President and Chief Executive Officer of Inroads, Inc., a non-profit organization supporting minority education, from 1983 to 1993, and was subsequently designated President Emeritus. Mr. Dickson serves on the Board of Regents for Southeast Missouri State University.

          E. Gordon Gee has served as Chancellor of Vanderbilt University since 2000. Dr. Gee previously served as President of Brown University from 1998 until 2000, and as President of The Ohio State University from 1990 until 1998. Dr. Gee is a director of The Limited, Inc., Hasbro, Inc., Massey Energy, Inc. and Gaylord Entertainment Company.

          Barbara M. Knuckles has served as Managing Director of Development and Corporate Relations (since January 2006) and as Director of Development and Corporate Relations (1992-2006) for North Central College in Naperville, Illinois. From 1988 to 1992, Ms. Knuckles was a private investor managing several family businesses. Ms. Knuckles also served as a Corporate Vice President both for Beatrice Foods, Inc. (1978-1986) and for The Wirthlin Group (1986-1988). She currently serves as a director of Harris Bank of Naperville, Illinois.

          David A. Perdue joined Dollar General on April 2, 2003 as Chief Executive Officer and as a member of the Board of Directors. He was elected Chairman on June 2, 2003. Prior to joining Dollar General, Mr. Perdue served as Chairman and Chief Executive Officer of Pillowtex Corporation, a producer and marketer of home textiles, from July 2002 through March 27, 2003. Pillowtex filed for bankruptcy in July 2003 after emerging from a previous bankruptcy in May 2002. Mr. Perdue was also with Reebok International Ltd. from September 1998 to July 2002 where he served as President and Chief Executive Officer (January 2001 to July 2002) of the Reebok Brand, Executive Vice President, Global Operating Units (October 1999 to January 2001) and Senior Vice President, Global Supply Chain (September 1998 to October 1999). Prior to Reebok, Mr. Perdue was Senior Vice President of Haggar, Inc. (1994 to September 1998). He gained additional international expertise while based in Hong Kong with Sara Lee Corporation where he served as Senior Vice President of Operations from 1992 to 1994. Earlier in his career, he spent 12 years in management consulting with Kurt Salmon Associates, an international management consulting firm. Mr. Perdue serves as a director of Alliant Energy Corporation.

          J. Neal Purcell served as the Southeast Area Managing Partner of KPMG from July 1993 to October 1998 and as the Vice Chairman in charge of National Audit Practice Operations from October 1998 until his retirement on January 31, 2002. Mr. Purcell is a director (and chairman of the audit committee) of Southern Company and Synovus Financial Corporation, as well as Kaiser Permanente Health Care and Hospitals, a non-public entity. Mr. Purcell, who the Dollar General Board of Directors has determined to be independent as defined in NYSE listing requirements and the Dollar General Corporate Governance Principles, has been designated as one of Dollar General’s audit committee financial experts.

          James D. Robbins served as Managing Partner of the Columbus, Ohio office of PricewaterhouseCoopers L.L.P. from 1993 until his retirement in 2001. Mr. Robbins is a director (and chairman of the audit committee) of Huntington Preferred Capital, Inc. and DSW Inc. Mr. Robbins, who the Dollar General Board of Directors has determined to be independent as defined in NYSE listing requirements and the Dollar General Corporate Governance Principles, has been designated as one of Dollar General’s audit committee financial experts.

          David M. Wilds has served as Managing Partner of 1st Avenue Partners, L.P., a private equity partnership, and as a senior advisor for The Family Office, a limited liability company, since 1998. From 1995 to 1998, Mr. Wilds was President of Nelson Capital Partners III, L.P., a merchant banking company. From 1990 to 1995, Mr. Wilds served as Chairman of Cumberland Health Systems, Inc., an owner and operator of psychiatric hospitals. Mr. Wilds currently serves as a director of Internet Pictures Corporation, iPayment, Inc. and Symbion Inc. Mr. Wilds, who the Dollar General Board of Directors has determined to be independent as defined in NYSE listing requirements and in the Dollar General Corporate Governance Principles, has been elected to serve as the Presiding Director of Dollar General’s Board of Directors.  As Presiding Director, Mr. Wilds presides over the executive sessions of the Board’s non-management and independent directors and performs the other duties set forth in our Corporate Governance Principles.

What is the background of the retiring director?

          James L. Clayton (72), who has served as a director of Dollar General since 1988, is Chairman and Chief Executive Officer of Clayton Bancorp, Inc., a bank holding company. He was a director of Branch Banking and Trust Co. of North Carolina and Regional Chairman of Branch Banking and Trust Co. of Tennessee from December 2000 until December 2004. Mr. Clayton served as Chairman (1956-2003) and Chief Executive Officer (1956-1999) of Clayton Homes, Inc., which manufactures, sells, finances and insures manufactured homes. Mr. Clayton serves as a director of MidCountry Financial Corp., a privately held company.

How are directors nominated?

          The Nominating and Corporate Governance Committee of our Board of Directors is responsible for identifying, evaluating and recommending to the Board all persons to be nominated to serve as a director of Dollar General. The committee will consider director candidates timely submitted by our shareholders in accordance with the notice provisions and procedures set forth in our Bylaws (as described below under “Can shareholders nominate directors?”) and applies the same criteria to the evaluation of those candidates as the committee applies to other director candidates. Our Board is responsible for nominating the slate of directors for the annual meeting, upon the committee’s recommendation.

How are nominees identified?

          All director nominees are current directors who are standing for re-election, other than one current director who is retiring in accordance with our mandatory retirement policy. In 2003, the Nominating and Corporate Governance Committee retained a third-party search firm to assist in identifying potential future Board candidates. That search firm reported directly to the committee. The main functions served by the search firm, primarily during 2003 and 2004 but also during the earlier part of 2005, included identifying potential candidates who meet the qualification and experience requirements described below, as well as compiling information regarding the candidates’ qualifications, experience and independence and conveying that information to the committee. The Nominating and Corporate Governance Committee also considers potential director candidates submitted by other means, including without limitation any potential candidates submitted by other directors, by shareholders or by other third party search firms.

How are nominees evaluated; what are the minimum qualifications?

          The committee identifies, recruits and recommends only those candidates that the committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board.  Dollar General endeavors to have a Board representing diverse experience at policy-making levels in business, education and areas that are relevant to its business. The committee recommends candidates, including those submitted by shareholders, only if the committee believes the candidate’s knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing the long-term interests of all Dollar General shareholders. At least two-thirds of the Board must consist of independent directors. No person who has reached the age of 72 is eligible for appointment, election or re-election as a director.

          The committee assesses a candidate’s independence, background and experience, as well as the current Board’s skill needs and diversity. The committee currently believes that an ideal future nominee will have retail experience and/or experience as a current or former CEO (or other position with policy-making responsibility) of a public company with an understanding of our customer base, although these are not mandatory requirements for consideration. With respect to incumbent directors selected for re-election, the committee also assesses each director’s contributions, attendance record at Board and applicable committee meetings and the suitability of continued service. In addition, individual directors and any person nominated to serve as a director should be in a position to devote an adequate amount of time to the effective performance of director duties and possess the following characteristics: integrity and accountability, informed judgment, financial literacy, cooperative approach, record of achievement, loyalty, and ability to consult and advise.

Can shareholders nominate directors?

          Shareholders can nominate persons to be directors by following the procedures set forth in our Bylaws. In short, these procedures require the shareholder to timely deliver a written notice to our Corporate Secretary at 100 Mission Ridge, Goodlettsville, TN 37072. To be timely, the notice must be received no later than 120 days in advance of the anniversary date of the proxy statement for the previous year’s annual meeting. For example, to be considered for the 2007 annual shareholder meeting, the notice must be received no later than December 20, 2006.  The notice must contain the information required by our Bylaws about the shareholder proposing the nominee and about the nominee. In general, this information includes:

•	the nominee’s name, age, business address and residence address;
•	the nominee’s principal occupation or employment;
•	the class and number of shares of Dollar General stock that are beneficially owned by the nominee;
•

any other information relating to the nominee that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A of the Securities Exchange Act of 1934 (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected);

•	the name and address of the shareholder proposing the nominee, as they appear on the record books of Dollar General;
•	the class and number of shares of Dollar General that are beneficially owned by the shareholder proposing the nominee; and
•	a description of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the nomination is to be made by the shareholder.

          You should consult our Bylaws for more detailed information regarding the process by which shareholders may nominate directors. Our Bylaws are posted on the “Investing—Corporate Governance” portion of our web site located at www.dollargeneral.com. No shareholder nominees have been proposed for this year’s meeting.

What if a nominee is unwilling or unable to serve?

          That is not expected to occur.  If it does, proxies will be voted for a substitute designated by our Board of Directors.

Are there any familial relationships between any of the nominees?

          There are no familial relationships between any of the nominees or between any of the nominees and any of our executive officers.

How often did the Board meet in 2005?

          Our Board of Directors met 8 times during 2005.  Each director attended at least 75% of the total of all meetings of the Board and all committees on which he or she served.

What are the standing committees of the Board?

          Our Board of Directors has the following standing committees: Audit, Compensation, Nominating and Corporate Governance, and Finance. Our Board has determined that all members of these committees are independent as defined in the NYSE listing standards and in our Corporate Governance Principles and has adopted a written charter for each of these committees. A copy of the Audit Committee’s charter is attached to this proxy statement as Appendix A. All committee charters are available on the “Investing—Corporate Governance” portion of our web site located at www.dollargeneral.com. Current information regarding these committees is set forth below.

Name of Committee & Members	Committee Functions		Number of Meetings in 2005

AUDIT:	•	Reviews our annual audited and quarterly unaudited financial statements	10
Mr. Robbins, Chairman	•	Reviews internal controls
Ms. Knuckles	•	Oversees compliance with certain legal and regulatory requirements
Mr. Purcell	•	Retains, oversees and reviews the qualifications, independence and performance of the independent auditors
	•	Pre-approves all services performed by the independent auditors and the related fees
	•	Reviews the performance of our internal audit function and approves the internal audit plan
•

Reviews matters such as our critical accounting policies, material written communications between the independent auditors and management, the independent auditor’s internal quality control procedures, significant changes in our selection or application of accounting principles, and the effect of regulatory and accounting initiatives on our financial statements

	•	Meets in separate private sessions at least quarterly with each of management, the General Counsel, the internal audit staff and the independent auditors
	•	Develops procedures to receive and address complaints regarding accounting, auditing and internal controls
	•	Discusses in general terms earnings press releases
	•	Undertakes other duties set forth in its Charter

FINANCE:	•	Reviews and recommends financial policies, goals and plans, including major investments, transactions and programs	6
Ms. Bowles, Chairman
Mr. Bottorff	•	Reviews annual and long-term financial plans
Mr. Wilds	•	Reviews our need for and type of financing
	•	Reviews our financial strategies, including dividend policies, investment policies and stock and debt repurchase programs
	•	Evaluates our proposed capital strategies
	•	Establishes and reviews guidelines for capital market sourcing
	•	Undertakes other duties set forth in its Charter

Name of Committee & Members	Committee Functions		Number of Meetings in 2005

COMPENSATION:	•	Reviews and approves goals and objectives relating to CEO compensation	9
Dr. Gee, Chairman	•	Annually evaluates CEO performance
Mr. Beré	•	Recommends CEO and director compensation
Mr. Clayton	•	Oversees officer evaluations and approves executive officer annual compensation
Mr. Dickson	•	Oversees our equity, incentive and other compensation and benefit plans
	•	Reviews and evaluates our overall compensation philosophy
	•	Has the opportunity to meet in separate private sessions at least quarterly with the outside compensation consultant and with the General Counsel
	•	Undertakes other duties set forth in its Charter

NOMINATING AND CORPORATE GOVERNANCE:	•	Identifies and assesses persons qualified to become Board members	4
	•	Recommends new director selection criteria
	•	Recommends director candidates
Mr. Bottorff, Chairman	•	Recommends the structure and membership of the Board committees
Ms. Bowles	•	Recommends responsibilities of the presiding director
Mr. Wilds	•	Evaluates the Board, committees and directors
	•	Recommends Corporate Governance Principles
	•	Recommends and oversees portions of the Code of Ethics
	•	Oversees director orientation and continuing education
	•	Oversees management succession and development
	•	Undertakes other duties set forth in its Charter

How are directors compensated?

          Effective May 25, 2005, directors receive a $35,000 annual cash retainer (payable in quarterly installments) plus $1,250 for attending each Board meeting.  Committee members also receive $1,250 for attending each committee meeting, other than Audit Committee members who receive $1,500 for attending each committee meeting.  Directors are paid $625 for telephonic attendance at a Board or committee meeting rather than the higher in-person rate. The Audit Committee chairperson receives an additional $20,000 annual cash retainer, the other committee chairpersons receive a $10,000 additional cash retainer, and the presiding director receives an additional $15,000 cash retainer, all payable in quarterly installments. A director who also is a Dollar General employee does not receive any separate compensation for Board service.  Directors also receive reimbursement for certain fees and expenses incurred in connection with continuing education seminars and travel expenses related to meeting attendance or company-requested appearances (directors also may travel on the Company plane for those purposes). In addition, each director was given a holiday gift in 2005 that cost approximately $220.

          Prior to May 25, 2005, directors (other than a director who was also a Dollar General employee) received a $25,000 annual cash retainer (payable in quarterly installments) plus $1,250 for attending each Board or committee meeting and $625 for attending each telephonic Board or committee meeting.  Committee chairpersons and the presiding director also received an additional annual cash retainer of $5,000 (payable in quarterly installments).

          Any director who is not a Dollar General employee is entitled to receive an annual grant of 4,600 restricted stock units (“RSUs”) pursuant to our 1998 Stock Incentive Plan. The RSUs generally vest on the first anniversary of the grant date, if the director is still serving as a director on that date, subject to accelerated vesting provisions as provided in the plan (generally upon a change in control or upon termination due to death, disability or normal retirement); however, no common stock may be distributed, nor any amount paid, to any director in respect of RSUs until the director has ceased to be a member of the Board.  Dividend equivalents on the RSUs are credited to the director’s restricted stock unit account in accordance with the terms of the plan.

          Non-employee directors may defer all or a part of any fees normally paid by us to them pursuant to a voluntary nonqualified compensation deferral plan.  The compensation eligible for deferral includes the annual retainer(s), meeting and other fees, as well as any per diem compensation for special assignments, earned by a director for service to the Board or one of its committees.  The compensation deferred is credited to a liability account, which is then invested at the option of the director in either an account that mirrors the performance of a fund selected by the Compensation Committee or its delegate (the “Mutual Fund Options”) or in a phantom stock account which mirrors the performance of our common stock (the “Common Stock Option”).  In accordance with a director’s election, the deferred compensation will be paid in a lump sum or in monthly installments over a 5, 10 or 15-year period, or a combination of both, at the time designated by the plan upon a director’s resignation or termination from the Board. However, a director may request to receive an “unforeseeable emergency hardship” in-service lump sum distribution of amounts credited to his account in accordance with the terms of the deferral plan.  All deferred compensation will be immediately due and payable upon a “change in control” (as defined in the compensation deferral plan) of Dollar General. Effective January 1, 2005, account balances deemed to be invested in the Mutual Fund Options are payable in cash and account balances deemed to be invested in the Common Stock Option are payable in shares of Dollar General common stock and cash in lieu of fractional shares.  Prior to January 1, 2005, all account balances were payable in cash.

          The following table sets forth the actual fees paid to, earned by or granted to our non-employee directors in 2005:

Name	Annual Board Retainer	Other Annual Retainer	Board Meeting Attendance Fee	Committee Meeting Attendance Fee	Restricted Stock Units(1)	Total 2005 Fees(2)

David Beré	$30,000	—	$9,375	$7,500	$102,488	$149,363
Dennis Bottorff	$30,000	$7,500	$9,375	$11,250	$102,488	$160,613
Barbara Bowles	$30,000	$7,500	$9,375	$11,250	$102,488	$160,613
James Clayton	$30,000	—	$8,125	$7,500	$102,488	$148,113
Reginald Dickson	$30,000	—	$9,375	$7,500	$102,488	$149,363
Gordon Gee	$30,000	$7,500	$8,125	$6,250	$102,488	$154,363
Barbara Knuckles	$30,000	—	$9,375	$11,000	$102,488	$152,863
Neal Purcell	$30,000	—	$9,375	$10,750	$102,488	$152,613
James Robbins	$30,000	$12,500	$9,375	$11,625	$102,488	$165,988
David Wilds	$30,000	$10,000	$9,375	$11,250	$102,488	$163,113

(1)

The amounts shown include 4,600 RSUs granted to each non-employee director on May 24, 2005, valued at our stock price at the close of business on the grant date ($22.28).  The amounts shown exclude the value of dividend equivalents credited to each director’s RSU account.

(2)	Excludes the value of any earnings on deferred compensation and the de minimus value of any perquisites, all as described more fully above.

What does the Board of Directors recommend?

          Our Board of Directors recommends that you vote FOR the election of each of these nominees.

DIRECTOR INDEPENDENCE

Has the Board adopted any categorical independence standards?

          Yes. To assist in fulfilling its responsibility to affirmatively determine the independence of our directors, our Board has adopted the following categorical standards that set forth specific circumstances under which a director will be considered independent:

          •     Relationships with Vendors.  A director who has a relationship with a vendor is independent if the amount we pay to the vendor or that the vendor pays to us in any of the vendor’s last 3 fiscal years does not exceed the greater of $1 million or 2% of the vendor’s consolidated gross revenues or if the director’s sole relationship with the vendor is the director’s or an immediate family member’s service on the vendor’s board of directors (or similar governing body).

          •     Relationships with Non-Profit Entities. A director (or immediate family member) who serves as an officer or employee of a tax-exempt entity to which we make donations is independent if the amount donated in the entity’s last fiscal year does not exceed the lesser of $100,000 or 2% of the entity’s consolidated gross revenues. A director (or immediate family member) who serves as a director or trustee of a tax-exempt entity to which we make donations is independent if the amount donated in the entity’s last fiscal year does not exceed the greater of $1 million or 2% of the entity’s consolidated gross revenues. The Board also believes that simultaneous service by a Dollar General director (or immediate family member) and a member of our management team (or immediate family member) on the board of a tax-exempt entity poses no independence concern (of course, Dollar General donations to that entity would still be evaluated under the previously mentioned donation rules).  Accordingly, such simultaneous membership on the board of a tax-exempt entity, by itself, will not preclude a director’s independence.

          •     Relationships with Auditors. A director is independent if: (A) the director (or immediate family member) is not a current partner of our auditor; (B) the director is not a current employee of our auditor; (C) the director’s immediate family member is not a current employee of our auditor who participates in the auditor’s audit, assurance or tax compliance (but not tax planning) practice; and (D) the director (or immediate family member) was not within the last 3 years (and is no longer) a partner or employee of our auditor who personally worked on our audit within that time.

Are all of the current directors and nominees independent?

          Our Board has affirmatively determined that Messrs. Beré, Bottorff, Clayton, Dickson, Gee, Purcell, Robbins and Wilds, Ms. Bowles and Ms. Knuckles, but not Mr. Perdue (our CEO), are independent from our management under both the NYSE’s listing standards and our additional standards. Any relationships between a director and Dollar General or our management were either encompassed by the categorical standards identified above or, in the case of Mr. Wilds discussed below, deemed to be immaterial.

          Mr. Wilds is employed as a Senior Advisor to The Family Office, a company associated with Cal Turner, Jr., our former Chairman and CEO.  Mr. Turner participates in determining Mr. Wilds’ compensation for services to The Family Office. Mr. Turner ceased service as our CEO in November 2002, as a director and Chairman in June 2003, and as an employee advisor to our Board in October 2005. Mr. Turner beneficially owned, as of March 27, 2006, less than 5% of our common stock. Our Board has determined that Mr. Wilds’ relationship with Mr. Turner is immaterial to Dollar General and does not impair Mr. Wild’s independence from current management. The Board based this decision on the fact that Mr. Turner no longer functions as an officer of Dollar General or as part of our management, nor does he have any control over or vested interest in members of our management other than as a shareholder.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

          Except as disclosed under “Executive Compensation,” and except as set forth below, our executive officers, directors, director nominees and greater than 5% shareholders did not have significant business relationships with us in 2005 which would require disclosure under applicable SEC regulations and no other transactions which need to be disclosed are currently planned for 2006.

          On October 14, 2005, we entered into a Letter Agreement with Cal Turner, Jr. regarding his retirement from the Company. Mr. Turner, who beneficially owned in excess of 5% of our common stock during part of 2005 but who has since decreased his beneficial ownership below 5%, served as an employee advisor to the Board from June 2003 through October 2005. Prior to that, he served as our Chairman (January 1989-June 2003) and Chief Executive Officer (1977-November 2002). The effective date of Mr. Turner’s retirement was October 31, 2005. Pursuant to the Letter Agreement:

•	We named Mr. Turner Honorary Chairman Emeritus of Dollar General.
•	We paid a $1 million lump sum to Mr. Turner.
•

We agreed to reimburse Mr. Turner up to $100,000 for legal and/or consulting costs and fees in connection with the negotiation and preparation of the Agreement. The amount actually reimbursed in 2005 totaled approximately $81,500.

•

We agreed to provide a gross up for Mr. Turner to cover any federal income taxes and payroll tax withholdings resulting from the payment, compensation or other benefits referenced in the Agreement. In 2005, the gross up amount totaled approximately $688,500. We anticipate the 2006 gross up amount to total approximately $25,100.

•	We transferred to Mr. Turner ownership of his 2004 Audi A-8 vehicle (valued at approximately $53,600).
•

We agreed to purchase Tennessee Titans box suite tickets for at least the 2005-2009 football seasons and to give to Mr. Turner tickets for at least 8 games per season. The 2005 annual value of the tickets was approximately $46,550.

•	We agreed to provide Mr. Turner use for 1 year of our voicemail system.
•

Mr. Turner agreed to serve for at least 3 years as Chairman and President of the Dollar General Literacy Foundation, a non-profit, public benefit, charitable entity, committed to increasing the functional literacy of adults, families and children by providing grants to other non-profit organizations committed to the advancement of literacy, and we agreed to provide an office and necessary administrative support for this position.

•	Mr. Turner agreed not to compete with us for 3 years.
•	We agreed to continue our commitment to adult and family literacy programs and to allow Mr. Turner to remove personal possessions from Company property.
•	Mr. Turner waived and released any and all known and unknown claims against us.

          We also provided Mr. Turner with compensation and benefits during his tenure as employee advisor to our Board, which totaled in excess of $60,000 in 2005. Mr. Turner received base salary of approximately $206,258, certain benefits available to all part-time salaried employees generally, and other perquisites and benefits with an aggregate value in 2005 of approximately $78,943.

EXECUTIVE COMPENSATION

          The following tables and text discuss the compensation earned or accrued in 2005, 2004 and 2003 by those persons who served during 2005 in the capacity as Chief Executive Officer or were one of our other four most highly compensated executive officers in 2005. We refer to these officers as our “named executive officers” throughout this document. In particular, the table entitled “Summary Compensation Table” sets forth all compensation earned or accrued by these officers during 2005, 2004 and 2003, the table entitled “Option Grants in Last Fiscal Year” sets forth all options to acquire Dollar General common stock granted to these officers during 2005 and the table entitled “Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values” sets forth the number and value of shares of Dollar General common stock with respect to which options were exercised by these officers in 2005 and the number and value of unexercised options held by these officers at the end of 2005. We granted no stock appreciation rights in 2005, and none of these officers holds any stock appreciation rights.

Summary Compensation Table

		Annual Compensation				Long-term Compensation Awards

Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)(1)	Restricted Stock Awards ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)

David A. Perdue,	2005	988,371	—		28,107	2,200,000	—	98,423	(4)
Chairman and Chief	2004	920,035	606,453		22,751	—	—	85,932
Executive Officer(3)	2003	747,143	1,710,000		12,664	1,000,008	1,000,000	30,931
David M. Tehle,	2005	480,019	—		10,939	145,275	63,000	117,748	(6)
Executive Vice	2004	260,779	273,333		2,030	405,528	115,400	47,343
President and Chief	2003	—	—		—	—	—	—
Financial Officer(5)
Beryl J. Buley,	2005	95,837	336,875	(8)	—	426,888	100,000	186,313	(9)
Division President,	2004	—	—		—	—	—	—
Merchandising,	2003	—	—		—	—	—	—
Marketing & Supply Chain(7)
Kathleen R. Guion,	2005	426,683	—		9,952	116,220	50,300	53,830	(11)
Division President,	2004	358,347	163,008		10,176	380,366	42,000	49,483
Store Operations and	2003	100,965	191,667		1,218	—	62,800	24,959
Store Development(10)
Stonie R. O’Briant,	2005	418,349	—		12,009	116,220	50,300	79,156	(12)
Executive Vice	2004	381,223	174,328		10,334	97,916	42,000	86,659
President, Strategic	2003	360,222	362,250		14,062	—	62,800	66,135
Initiatives

(1)

Includes for each of the named executive officers other than Mr. Buley amounts reimbursed for the payment of certain taxes. None of the named executive officers received perquisites or personal benefits with a value greater than the lesser of $50,000 or 10% of that officer’s salary and bonus reflected in the table.

(2)

Includes the dollar value of shares of restricted stock (Mr. Perdue and Mr. Tehle) and restricted stock units (RSUs) (all named executive officers) granted during the applicable fiscal year. Each RSU represents the right to receive upon vesting one share of Dollar General common stock. All restricted stock and RSU awards were valued at the closing price of Dollar General common stock on the applicable grant date. As of February 3, 2006, the number and value (based on the February 3, 2006 stock price of $17.20 per share) of total shares of restricted stock and RSUs (including dividend equivalents) held by the named executive officers were:  Mr. Perdue (148,225 shares/RSUs; $2,549,470); Mr. Tehle (21,017 shares/RSUs; $361,492); Mr. Buley (25,200 RSUs; $433,440); Ms. Guion (18,891 RSUs; $324,925); and Mr. O’Briant (8,759 RSUs; $150,655). Dividends are paid on restricted stock at the same rate paid to all shareholders of Dollar General. Dividend equivalents are credited to the RSU accounts as additional RSUs at the same rate as dividends paid to all shareholders of Dollar General. The following table shows the vesting schedule of all restricted stock and RSU awards to the named executive officers in 2003, 2004 and 2005:

Name	Award Type	Grant Date	Award Amount		Vesting Schedule

Mr. Perdue	Restricted Stock	04/02/03	78,865		1/5 per year beginning 04/02/04
	RSU	03/16/05	100,000	*	1/4 per year beginning 03/16/06
Mr. Tehle	Restricted Stock	08/09/04	15,000		1/3 per year beginning 08/09/05
	RSU	08/24/04	6,600	*	1/3 per year beginning 08/24/05
	RSU	03/15/05	6,500	*	1/3 per year beginning 03/15/06
Mr. Buley	RSU	01/24/06	25,200	*	1/3 per year beginning 01/24/07
Ms. Guion	RSU	08/24/04	15,000	*	1/3 per year beginning 08/24/05
	RSU	08/24/04	5,200	*	1/3 per year beginning 08/24/05
	RSU	03/15/05	5,200	*	1/3 per year beginning 03/15/06
Mr. O’Briant	RSU	08/24/04	5,200	*	1/3 per year beginning 08/24/05
	RSU	03/15/05	5,200	*	1/3 per year beginning 03/15/06

* Dividend equivalents accrue on the RSUs and vest at the same rate as the related RSUs.

(3)	Mr. Perdue joined Dollar General on April 2, 2003.
(4)

Includes $41,599 for premiums paid under our supplemental executive life insurance plan, $7,406 for premiums paid under our supplemental disability programs, $45,252 for Dollar General’s contributions to the Compensation Deferral Plan, and $4,167 for Dollar General’s contributions to the 401(k) Plan.

(5)	Mr. Tehle joined Dollar General on June 7, 2004.
(6)

Includes $16,374 for premiums paid under our supplemental executive life insurance plan, $2,699 for premiums paid under our supplemental disability program, $47,876 for Dollar General’s contributions to the Supplemental Executive Retirement Plan, $11,543 for Dollar General’s contributions to the Compensation Deferral Plan, $12,458 for Dollar General’s contributions to the 401(k) Plan, and $26,798 for reimbursements associated with relocation.

(7)	Mr. Buley joined Dollar General on December 1, 2005.
(8)	Includes a one-time signing bonus of $150,000 and a guaranteed bonus of $186,875.
(9)

Includes $2,396 for Dollar General’s contributions to the Compensation Deferral Plan, $33,917 for reimbursements associated with relocation and $150,000 as a reimbursement on Mr. Buley’s behalf to his previous employer for relocation expenses that he received from, and was required to reimburse to, that previous employer.

(10)	Ms. Guion joined Dollar General on October 20, 2003.
(11)

Includes $9,714 for premiums paid under our supplemental executive life insurance plan, $3,333 for premiums paid under our supplemental disability program, $26,011 for Dollar General’s contributions to the Supplemental Executive Retirement Plan, $4,113 for Dollar General’s contributions to the Compensation Deferral Plan, and $10,658 for Dollar General’s contributions to the 401(k) Plan.

(12)

Includes $9,130 for premiums paid under our supplemental executive life insurance plan, $4,907 for premiums paid under our supplemental disability program, $44,201 for Dollar General’s contributions to the Supplemental Executive Retirement Plan, $10,625 for Dollar General’s contributions to the Compensation Deferral Plan, and $10,292 for Dollar General’s contributions to the 401(k) Plan.

Option Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in 2005	Exercise Price ($/share)	Expiration Date	5% ($)	10% ($)

David A. Perdue	—		—	—	—	—	—
David M. Tehle	63,000	(1)	2.66	22.35	03/15/2015	885,515	2,244,069
Beryl J. Buley	100,000	(2)	4.23	16.94	01/24/2016	1,065,347	2,699,800
Kathleen R. Guion	50,300	(1)	2.13	22.35	03/15/2015	707,006	1,791,693
Stonie R. O’Briant	50,300	(1)	2.13	22.35	03/15/2015	707,006	1,791,693

(1)	These options will become exercisable in increments of 25% on March 15, 2006, March 15, 2007, March 15, 2008 and March 15, 2009.
(2)	These options will become exercisable in increments of 25% on January 24, 2007, January 24, 2008, January 24, 2009 and January 24, 2010.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)*

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

David A. Perdue	—	—	666,666	333,334	3,013,330	1,506,670
David M. Tehle	—	—	115,400	63,000	—	—
Beryl J. Buley	—	—	—	100,000	—	26,000
Kathleen R. Guion	—	—	104,800	50,300	—	—
Stonie R. O’Briant	13,781	204,097	629,642	50,300	747,405	—

*	Based on the closing price of Dollar General’s common stock on February 3, 2006 ($17.20).

Employee Retirement Plan

          The Dollar General Corporation 401(k) Savings and Retirement Plan became effective on January 1, 1998.  Balances in two earlier plans were transferred into this plan. The plan covers all employees, including the named executive officers, subject to certain eligibility requirements.  The plan is subject to the Employee Retirement Income Security Act (“ERISA”).

          Participants currently are permitted to contribute between 1% and 25% of their annual salary, up to a maximum of $14,000 in calendar year 2005 and $15,000 in calendar year 2006. Employees who are over age 50 are permitted to contribute an additional $4,000 in catch-up contributions during 2005 and $5,000 during 2006. Dollar General currently matches employee contributions, including catch-up contributions, at a rate of 100% of employee contributions, up to 5% of annual salary, after an employee has been employed for one year and has completed a minimum of 1,000 hours of service.

          A participant’s right to claim a distribution of his or her account balance is dependent on ERISA guidelines and Internal Revenue Service regulations. All active employees are fully vested in all contributions to the plan.

          As of February 3, 2006, Messrs. Perdue, Tehle, Buley and O’Briant and Ms. Guion had 2, 1, 0, 14 and 2 years of credited service, respectively. Their account balances under the plan as of February 3, 2006, were approximately $65,560 (Perdue); $36,277 (Tehle); $0 (Buley); $54,369 (Guion); and $217,448 (O’Briant).  Upon retirement, participants can receive a lump sum distribution of their account balances either directly or as a rollover to an eligible retirement plan or individual retirement account. Mr. O’Briant also has the option of receiving an annuity payment for specific money sources attributable to the prior plan as defined in the current plan document.

CDP/SERP Plan

          We offer a Compensation Deferral Plan (the “CDP”) and Supplemental Executive Retirement Plan (the “SERP” and together with the CDP, the “CDP/SERP Plan”) to certain key employees who are determined to be eligible by the Compensation Committee.

          Pursuant to the CDP, participants may make annual elections to defer up to 65% of base pay, reduced by any deferrals to the 401(k) plan, and up to 100% of bonus pay.  All participants are 100% vested for all compensation deferrals.  Dollar General currently matches base pay deferrals at a rate of 100%, up to 5% of annual salary, with annual salary offset by the amount of match-eligible salary in the 401(k) plan. The compensation deferred is credited to a liability account, which is then invested at the option of the participant in either an account that mirrors the performance of a fund or funds selected by the Compensation Committee or its delegate (the “Mutual Fund Options”) or in a phantom stock account which mirrors the performance of our common stock (the “Common Stock Option”).

          Pursuant to the SERP, we make an annual contribution to all participants who are actively employed in an eligible job grade on January 1 and continue to be employed as of December 31 of a given year. The contribution percentage is based on the following schedule of age plus service:

	Percent of Base Plus Bonus

Age Plus Service	Grade 29	Grades 30-32	Grades 33 and above

<40	2.0%	3.0%	4.5%
40-59	3.0%	4.5%	7.5%
60-79	5.0%	7.5%	9.5%
80 or more	8.0%	12.0%	12.0%

          SERP amounts generally vest at the earlier of the participant’s attainment of age 50 or the participant’s being credited with 10 or more “years of service,” or upon termination of employment due to death or “total and permanent disability” or upon a “change in control,” all as defined in the CDP/SERP Plan.

          In accordance with a participant’s election, a participant’s CDP/SERP Plan account balance will be paid in cash by (a) lump sum, (b) monthly installments over a 5, 10 or 15-year period or (c) a combination of lump sum and installments. The vested amount will be payable at the time designated by the Plan upon the participant’s termination of employment or retirement, except that participants may elect to receive an in-service lump sum distribution of vested amounts credited to the CDP account, provided that the date of distribution is a date that is no sooner than 5 years after the end of the year in which amounts are deferred. In addition, a participant who is an employee may request to receive an “unforeseeable emergency hardship” in-service lump sum distribution of vested amounts credited to his CDP account. Effective January 1, 2005, account balances deemed to be invested in the Mutual Fund Options are payable in cash and account balances deemed to be invested in the Common Stock Option are payable in shares of Dollar General common stock and cash in lieu of fractional shares.  Prior to January 1, 2005, all account balances were payable in cash.

          As of February 3, 2006, Messrs. Tehle, Buley and O’Briant and Ms. Guion had “age plus service” levels equal to 50, 44, 65 and 56, respectively. Their account balances under the CDP/SERP Plan (and, with respect to Mr. Perdue who is ineligible to participate in the SERP due to his participation in an individualized supplemental executive retirement plan described below, his account balance under the CDP), after taking into account contributions made in respect of 2005, were approximately $221,990 (Perdue); $92,275 (Tehle); $4,792 (Buley); $110,662 (Guion); and $1,563,732 (O’Briant).  The SERP is non-qualified and, therefore, is not subject to certain requirements or protections under ERISA.

Individual Supplemental Retirement Plan

          Retirement benefits are provided to Mr. Perdue under an unfunded, non-qualified defined benefit pension plan known as the Supplemental Executive Retirement Plan for David A. Perdue.  The following table shows the estimated annual benefits payable to Mr. Perdue under his SERP based on estimates of annualized final average compensation.

PERDUE SERP PENSION TABLE
Based on Years of Employment

Final Average Compensation	15 or More Years

$2,000,000	$500,000
$2,500,000	$625,000
$3,000,000	$750,000

          For purposes of Mr. Perdue’s SERP, final average compensation is equal to base salary (which is the same as his regular salary disclosed in the “Salary” column of the Summary Compensation Table) plus his incentive “Teamshare” bonus (which is the same as his bonus disclosed in the “Bonus” column of the Summary Compensation Table and is includible for SERP purposes when it is paid) for the highest three consecutive fiscal years of credited service out of the last ten preceding retirement or termination of employment (or for all years of consecutive fiscal years of credited service if Mr. Perdue does not have ten consecutive fiscal years of service). As of February 3, 2006, Mr. Perdue had 4 years of credited service.

          Benefits under Mr. Perdue’s SERP are computed on the basis of a joint and 50% spouse survivor annuity, generally accrue at the rate of 1.67% of final average compensation for each year of credited service (limited to 25% of final average compensation in the aggregate), and are payable in a lump sum, or any annuity form that is the actuarial equivalent of the benefit payable as a joint and 50% spouse survivor annuity.  Benefits are not subject to reduction for Social Security benefits or any other offset.  A 25% of final average compensation normal retirement benefit under Mr. Perdue’s SERP is payable upon attainment of age 63 with 15 years of credited service, and an early retirement benefit (with the 25% factor reduced proportionately for years of credited service under 15 years and by 5% per year for early payment before age 60) is payable upon completion of 10 years of credited service.  Otherwise, benefits vest and are payable after 10 years of credited service or after death or disability while employed by Dollar General.  Mr. Perdue will receive two years of credited service for vesting and benefit accrual purposes for each of his first five years of employment and thereafter he will receive one year of credited service for each year of employment to a maximum of 15 years of credited service.  In addition, in the event of Mr. Perdue’s termination by Dollar General without cause at any time or his voluntary resignation for good reason within two years after a change in control of Dollar General, Mr. Perdue will be deemed to have five additional years of employment and his compensation will be deemed to continue for purposes of calculating his vesting and benefit.

          Effective January 25, 2006, the Board approved the establishment of a grantor trust to hold certain assets in connection with Mr. Perdue’s SERP.  The grantor trust provides for assets to be placed in the trust upon an actual or potential change in control (as defined in the grantor trust).  The assets of the grantor trust are subject to the claims of the Company’s creditors.  In addition, the grantor trust provides for a distribution to Mr. Perdue to pay certain taxes in the event he is taxed in connection with the funding of the trust and prior to normal payment of his SERP benefit.

Agreements with Named Executive Officers

          Employment Agreement with Mr. Perdue.  We entered into a 4-year employment agreement with Mr. Perdue, dated April 2, 2003. Mr. Perdue’s agreement provides for:

•	minimum base salary of $900,000;

•	one-time signing bonus (paid in 2003) of $270,000 plus 78,865 shares of restricted stock that vest in 5 equal annual increments on April 2 of 2004, 2005, 2006, 2007 and 2008;

•	annual bonus opportunity of up to 160% of base salary based on achievement of performance criteria established in accordance with the terms and conditions of our bonus program for executives;

•

options to acquire 1,000,000 shares of our common stock, which terminate no later than April 2, 2013 and which vested as follows:  333,333 shares on April 2, 2004, 333,333 shares on April 2, 2005, and 333,334 shares on April 2, 2006;

•

participation in all incentive, savings and retirement plans applicable generally to our senior executives (currently consisting of our bonus program for executives, our 401(k) Plan and our Compensation Deferral Plan for key employees) and on the same basis as those executives, except as to benefits that are specifically applicable to Mr. Perdue pursuant to the agreement;

•	participation in an individualized Supplemental Executive Retirement Plan in lieu of participation in our Supplemental Executive Retirement Plan for key employees;

•

participation of Mr. Perdue and his eligible dependents in our welfare benefit plans to the extent applicable generally to our senior executives (currently consisting of our medical, prescription, dental, vision, group life, executive life, group disability, and executive disability plans and programs);

•	life insurance with an aggregate death benefit of 2.5 times his base salary updated annually;

•	four weeks paid vacation, any unused portion of which is forfeited as of each annual anniversary date;

•	reimbursement for all reasonable business expenses in accordance with our expense reimbursement policies applicable generally to our senior executives;

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executive perquisites, fringe and other benefits as are provided to the senior most executives and their families under any of our plans in effect from time to time and other benefits as are customarily available to our executives and their families, primarily including up to 30 hours annually of personal use of our plane, provided that Mr. Perdue reimburses us for that use, a company-paid medical physical, wireless PDA and mobile phone (primarily used for business purposes), a leased vehicle up to $50,000 in value and fuel for that leased vehicle (or an equivalent cash car allowance), and participation in our relocation policy for officers (as well as benefits available in general to all salaried employees);

•

payment upon termination of employment due to death or disability, which shall include any unpaid base salary, expenses and vacation pay that have accrued through the termination date, any other unpaid accrued amount or benefit required under any plan or agreement, any unpaid compensation previously deferred (together with any accrued interest or earnings) unless Mr. Perdue has elected a different payout date in a prior deferral election or unless the plan provides for another payout date. In addition, all options, restricted shares and other incentive awards will vest and become fully exercisable, and all options or other rights in the nature of awards that may be exercised will remain exercisable for 1 year (in the event of death) or 3 years (in the event of disability), subject to the earlier expiration of the award;

•

payment upon termination of employment by us for any reason other than death, disability or cause or by Mr. Perdue for good reason, which shall include any unpaid base salary, expenses and vacation pay that have accrued through the termination date, any other unpaid accrued amount or benefit required under any plan or agreement, any unpaid compensation previously deferred (together with any accrued interest or earnings) unless

Mr. Perdue has elected a different payout date in a prior deferral election or unless the plan provides for another payout date, and a severance payment equal to 2.5 times (3 times if within 2 years after a change in control) the sum of his annual base salary and his actual annual incentive bonus earned in the year immediately prior to the year in which his employment terminated (or 80% of annual base salary, if greater). In addition, all stock options and restricted shares granted under the agreement fully vest and become exercisable for a period of 3 months or the earlier expiration of the award (if within 2 years after a change in control, all other options, restricted shares and other incentive awards shall also fully vest and become exercisable in accordance with the terms of our 1998 Stock Incentive Plan whether or not those awards were granted under that Plan). Finally, we pay the cost equivalent to 30 months of medical coverage (36 months of medical coverage if the termination occurs within 2 years after a change in control);

•

payment upon termination of employment for cause, which shall include any unpaid base salary accrued through the termination date and benefits owed to Mr. Perdue under any plan or agreement covering Mr. Perdue;

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payment upon resignation without good cause, which shall include any unpaid base salary, expenses and vacation pay that have accrued through the termination date, any other unpaid accrued amount or benefit required under any plan or agreement, and any unpaid compensation previously deferred (together with any accrued interest or earnings) unless Mr. Perdue has elected a different payout date in a prior deferral election or unless the plan provides for another payout date;

•	a tax gross up for amounts due for excise taxes imposed upon severance payments and benefits;

•

reimbursement for any costs and expenses incurred by Mr. Perdue to enforce the agreement in good faith, as well as for all reasonable legal fees and expenses incurred in connection with any tax audit or proceeding to the extent attributable to the application of the excise tax provisions of the Internal Revenue Code to any payment or benefit under the agreement, subject to an aggregate limit of $50,000; and

•	non-competition, non-disclosure and non-solicitation provisions designed to protect us in the event Mr. Perdue were to leave our employment.

          For purposes of this agreement, “cause” means any of the reasons below, as determined by at least three-quarters of the entire Board membership (and as more fully explained in the agreement):

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fraud, a violation of securities trading regulations or any act resulting in an SEC investigation which, in each case, the Board determines materially adversely affects us or Mr. Perdue’s ability to perform his duties;

•	attendance at work in a state of intoxication or in possession of any prohibited drug or substance which would amount to a criminal offense;

•	assault or other act of violence during the course of employment;

•	conviction of any felony or misdemeanor involving moral turpitude; or

•

the continued failure to perform substantially his duties (other than a failure resulting from incapacity due to disability and excluding any failure, after good faith, reasonable and demonstrable efforts, to meet performance expectations for any reason).

          For purposes of this agreement, “disability” means (as more fully described in the agreement) a long-term disability entitling Mr. Perdue to receive benefits under our long-term disability plan as then in effect or if no long-term disability plan is in effect or if the plan does not apply to Mr. Perdue, then the inability of Mr. Perdue, as determined by the Board, to perform the essential functions of his regular duties and responsibilities with or without reasonable accommodation due to a medically determinable physical or mental illness which has lasted or will reasonably last for a period of 6 consecutive months.

          For purposes of this agreement, “good reason” means (as more fully described in the agreement):

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assignment to duties inconsistent in any material respect with Mr. Perdue’s position, authority, duties or responsibilities in effect on April 2, 2003, or any other action which results in a demonstrable diminution of his position, authority, duties or responsibilities, all without Mr. Perdue’s written consent;

•	a reduction in base salary or target bonus level;

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our failure to continue any pension or compensation plan or arrangement in which Mr. Perdue participates or the elimination of his participation in any of those plans (except for across-the-board plan changes or terminations similarly affecting at least 95% of all of our executives, excluding Mr. Perdue’s SERP);

•	relocation without Mr. Perdue’s consent to any office or location other than metropolitan Nashville, Tennessee;

•	our material breach of the agreement; or

•

the failure of any successor to all or substantially all of our business and/or assets to assume and agree to perform the agreement in the same manner and to the same extent as we would be required to perform if no succession had occurred.

          Employment Agreements with Mr. Tehle, Mr. Buley, Ms. Guion and Mr. O’Briant. We entered into a 3-year employment agreement with each of Messrs. Tehle and Buley and Ms. Guion, effective April 1, 2006 (which replaced the previous agreements we had entered into with these officers), and a 2-year employment agreement with Mr. O’Briant, effective March 1, 2004. On February 7, 2006, we extended the term of Mr. O’Briant’s employment agreement to the earlier of his retirement from Dollar General or through October 31, 2006.  Mr. O’Briant is expected to retire from Dollar General effective as of April 30, 2006 and, accordingly, we anticipate that his employment agreement will terminate as of that date. The terms of Mr. O’Briant’s employment agreement are generally similar to the terms described below with respect to the agreements for the other named executive officers. Upon Mr. O’Briant’s retirement, he will receive payment in accordance with his employment agreement which generally includes his pro rata base salary through his retirement date, as well as any vested amounts in his 401(k) and CDP/SERP accounts and any other vested amounts due under any separate plan or arrangement. We also will transfer to Mr. O’Briant title to his Company car (currently valued at approximately $44,000). On his retirement date, Mr. O’Briant will forfeit the unvested portions of his stock option and restricted stock unit awards granted by Dollar General. He also will forfeit the vested portion of his stock options if he does not exercise those options within 3 years of his retirement date.

          Each of the employment agreements with Messrs. Tehle and Buley and Ms. Guion provides for:

•	a minimum base salary of $580,000 for Mr. Tehle, $575,000 for Mr. Buley, and $500,000 for Ms. Guion (please see “Summary Compensation Table” above for actual salaries paid to these officers in 2005);

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for Mr. Buley, a requirement that he repay on a prorated basis the one-time signing bonus of $150,000 and relocation premium of $150,000 previously paid to him if he leaves our employ prior to December 1, 2008;

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participation in our bonus program for officers established by our compensation committee, with payment based on achievement of performance criteria established in accordance with the terms and conditions of that bonus program (note that under Mr. Buley’s prior agreement, he was guaranteed a minimum bonus payment for 2005 equal to 65% of his 2005 base salary, prorated for the equivalent of 6 months of eligible service);

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eligibility for award grants from time-to-time consistent with the award grants made to similarly-situated officers under our 1998 Stock Incentive Plan (or a successor plan), as determined by our compensation committee (note that pursuant to Mr. Buley’s prior agreement, he also received in fiscal 2005 an inducement grant of options to acquire 100,000 shares of our common stock, which vest in 4 equal annual installments on January 24 of 2007, 2008, 2009 and 2010, and 25,200 restricted stock units, which vest in 3 equal annual installments on January 24 of 2007, 2008 and 2009);

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three weeks paid vacation within the first year of employment (4 weeks in the case of Mr. Buley) and 4 weeks of paid vacation after 5 years of employment, any unused portion of which is forfeited upon termination or the annual anniversary of employment;

•	reimbursement for all reasonable business expenses in accordance with our expense reimbursement policies and procedures;

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executive perquisites, fringe and other benefits as are provided to similarly-situated officers and their families under any of our plans or programs in effect from time to time (currently consisting primarily of company-paid medical physicals, wireless PDAs and mobile phones (primarily used for business purposes), a leased vehicle up to $50,000 in value and fuel for the company-provided vehicle (or an equivalent cash car allowance), and participation in our relocation policy for officers, as well as benefits available in general to all salaried employees);

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participation by the officer (and, where applicable, the officer’s eligible dependents) in our various welfare benefit plans to the extent and in accordance with the terms of those plans (currently consisting of our medical, prescription, dental, vision, group life, executive life, group disability, executive disability, accidental death and travel accident insurance plans and programs), as well as in any other benefit plan offered by us to similarly-situated officers or other employees (excluding plans solely applicable to certain officers in accordance with the express terms of those plans and excluding our severance plan), including our 401(k) Plan and CDP/SERP Plan;

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severance payments (upon execution of a release of claims against us) upon termination by us without cause or by the officer for good reason, or upon the officer’s resignation within 60 days after our failure to offer to renew, extend or replace the agreement before, at or within 60 days after the end of the term of the agreement (unless that failure to renew is a result of the officer’s voluntary retirement or termination) consisting of base salary continuation for 24 months, a lump sum payment equal to 2 times the officer’s target incentive bonus, and a lump sum payment equal to 2 times the annual contribution made by us for the officer’s participation in our medical, dental and vision benefits program. In addition, we will provide the officer with outplacement services for 1 year or, if earlier, until other employment is secured.  Any unpaid severance amounts will be forfeited upon the officer’s breach of any continuing obligation under the agreement or the release.  Our obligation to make these severance payments will not negate or reduce any amounts otherwise due but not yet paid to the officer, any other amounts payable to the officer outside the agreement or any benefits owed under any other plan or agreement covering the officer;

•	payment upon termination for cause or termination due to death or disability, which shall consist of any benefits owed under any other plan or agreement covering the officer;

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severance payments (upon execution of a release of claims against us) upon termination by us (or a successor) without cause or by the officer for good reason, each within 2 years of a change in control (as defined in the agreements) consisting of a lump sum payment equal to 2 times the officer’s base salary in effect immediately prior to the change in control plus 2 times the officer’s target incentive bonus in effect immediately prior to the change in control and a lump sum payment equal to 2 times the annual contribution made by us for the officer’s participation in our medical, dental and vision benefits program.  We will also provide the officer with outplacement services for 1 year or, if earlier, until other employment is secured.  In addition, if the change in control also constitutes a change in control under the 1998 Stock Incentive Plan (or any successor plan), the awards granted to the officer under that plan will fully vest and remain exercisable in accordance with the terms of that plan.  If any payment to the officer would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by the officer with respect to that excise tax, we will pay a gross-up amount to cover the excise tax.  However, if the net after-tax benefit to the officer of the gross-up payment is less than $25,000 greater than the net after-tax benefit to the officer of having his or her payments reduced to an amount that would not be subject to the excise tax or the deduction limitation of Section 280G of the Internal Revenue Code, then no gross-up payment will be made and the officer’s payments will be reduced accordingly;

•	payment upon resignation by the officer for other than good reason, which shall consist of any benefits owed under any other plan or agreement covering the officer; and

•	non-competition, non-disclosure and non-solicitation provisions designed to protect us in the event the officer were to leave our employment.

          For purposes of these agreements, “cause” means any of the reasons below (as more fully explained in the agreements):

•	any act involving fraud or dishonesty;

•	any material breach of any Securities and Exchange Commission or other law or regulation or any company policy governing securities trading or inappropriate disclosure or “tipping”;

•

the carrying out of any activity or the making of any public statement by the officer, other than as required by law, that prejudices us or reduces our good name and standing or would bring us into public contempt or ridicule;

•	attendance at work in a state of intoxication or being found in possession of any prohibited drug or substance which would amount to a criminal offense;

•	assault or other act of violence; or

•	conviction of, or plea of guilty or nolo contendre to, any felony whatsoever or any misdemeanor that would preclude employment under our hiring policy.

          For purposes of these agreements, “disability” means (as more fully described in the agreements) a long-term disability entitling the officer to receive benefits under our long-term disability plan as then in effect or the inability of the officer to perform the officer’s duties under the agreement in accordance with our expectations due to a medically determinable physical or mental impairment that can reasonably be expected to result in death or has lasted or can reasonably be expected to last longer than 90 consecutive days.

          For purposes of these agreements, “good reason” means (as more fully described in the agreements):

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assignment of duties inconsistent with, or the significant reduction of the title, powers and functions associated with, the officer’s position, titles or offices, unless the action is the result of a restructuring or realignment of duties and responsibilities by us for business reasons that leaves the officer at the same compensation and officer level and with a similar level of responsibility or is the result of the officer’s failure to meet pre-established and objective performance criteria, all without the officer’s written consent;

•	a reduction in the officer’s base salary or target bonus level;

•

our failure to continue any significant company-sponsored compensation plan or benefit without replacing it with a similar plan or with a compensation equivalent  (except for across-the-board plan changes or terminations similarly affecting at least 95% of all of our executives);

•	relocation of our principal executive offices outside of the middle-Tennessee area or basing the officer anywhere other than our principal executive offices;

•	our material breach of the agreement; or

•

the failure of any successor to all or substantially all of our business and/or assets to assume and agree to perform the agreement in the same manner and to the same extent as we would be required to perform if no succession had occurred.

          Equity Award Provisions Regarding Employment Termination or Change in Control.  In addition to the arrangements identified above in the descriptions of the employment agreements with our named executive officers, the following arrangements exist which result or will result from the resignation, retirement or other termination of employment of the officer or from a change in control of Dollar General.

          Each of our named executive officers has received equity awards that are governed by the terms of our 1998 Stock Incentive Plan. The terms of the 1998 Stock Incentive Plan provide that if the grantee’s employment terminates due to death, disability or retirement or if the grantee is involuntarily terminated without cause or if the grantee voluntarily resigns, then stock options granted under that Plan will terminate upon the earlier to occur of the option’s original expiration date or: (a) 3 years from the termination date due to death, disability or retirement (or, if shorter, 1 year from the date of death in the event death occurs during the 3 years following termination due to disability or retirement) or (b) 3 months from the date of involuntary termination without cause or from the date of voluntary resignation. All options terminate immediately upon termination of the grantee’s employment for cause.

          Also, restricted stock and restricted stock units may vest and become payable earlier than the scheduled vesting date under the circumstances (if any) described in the grantee’s employment agreement for full vesting of equity compensation awards. If vesting acceleration provisions are not applicable, unvested restricted stock and restricted stock units terminate and are forfeited if the grantee’s employment ends for any reason prior to the end of the restriction period.

          Stock options, restricted stock and restricted stock units vest and become exercisable or payable, as the case may be, upon a change in control (as defined in the 1998 Stock Incentive Plan) of Dollar General.

          For purposes of the 1998 Stock Incentive Plan, “cause” means a felony conviction or the failure to contest prosecution for a felony, or willful misconduct or dishonesty that is directly and materially harmful to our business or reputation; “disability” is determined under our group long-term disability insurance plan as in effect from time to time (currently under that plan, “disability” is defined as a limitation from performing the material and substantial duties of the employee’s regular occupation due to sickness or injury accompanied by a 20% or more loss in the employee’s indexed monthly earnings due to the same sickness or injury); and “retirement” means either retirement from active employment with us on or after age 65 or retirement from active employment with us prior to age 65, but with our express written consent and in accordance with our early retirement policy (if any) then in effect.

Other Executive Benefits

          Supplemental Disability Insurance. We have a supplemental disability program for officers and certain highly compensated employees. Under this program, we pay for premiums on individual supplemental disability policies for all participants with annual base salaries of at least $225,000 and we gross up those payments to cover required taxes (participants with annual base salaries of less than $225,000 pay their own premiums). The supplemental disability program is effective for policies written on or after January 1, 2005 and provides a disability income benefit generally to age 67 in the amount of 75% of base salary less the amount of any other disability income protection provided to employees on a group or individual basis, including without limitation our long-term disability plan for exempt salaried employees. The guaranteed issue limit on the supplemental disability is up to $5,000 per month for participants with annual base salaries of at least $225,000 and $3,000 per month for participants with annual base salaries of less than $225,000. The exact amount of coverage will vary based on any individual underwriting limitations. In 2005, our group long-term disability plan for exempt salaried employees provided a benefit of up to 60% of base salary with a maximum of $15,000 per month.

          In addition to the policies issued under the supplemental disability program, we previously purchased individual disability policies for the following named executive officers: Mr. Perdue and Mr. O’Briant. These policies were continued on an individual basis and we have continued paying premiums and grossing up those payments to cover required taxes.

          Supplemental Life Insurance.  We have a supplemental life insurance program for officers at the level of Vice President or above. Under this program, we provide a death benefit to each eligible officer equal to 2.5 times that officer’s annual base salary (updated annually), reduced by the benefit amount provided under our group life insurance program. Currently, the group life insurance benefit amount is $50,000 per person.

          The life insurance coverage offered through this program may be provided through a variety of means, including individual (which may be owned by the individual or by us) or group policies with universal, whole or term insurance, or through payment out of the Company’s general assets, as determined by us in our sole discretion. In addition, certain of these policies may accumulate a cash value that may inure to the benefit of either us or the individual. Regardless of the method for providing the coverage, we gross up payments to cover any required taxes on premiums or imputed income. The coverage for our named executive officers, other than Mr. Buley, in 2005 was provided through individual universal life policies (owned by the individual) that accumulated a cash value that inured to the benefit of the individual. We self-insured the coverage for Mr. Buley in 2005.  Effective February 1, 2006, we ceased payment of premiums on those individual policies and instead chose to provide coverage under this program for our named executive officers under group term policies that do not accumulate any cash value.

Compensation Committee Interlocks and Insider Participation

          Each of Messrs. Gee, Beré, Clayton and Dickson was a member of our Compensation Committee during 2005.  None of these persons was at any time during 2005 an officer or employee of Dollar General or any of our subsidiaries, or an officer of Dollar General or any of our subsidiaries at any time prior to 2005. In addition, none of these persons had any relationship with Dollar General or any of our subsidiaries requiring disclosure under any paragraph of Item 404 of Regulation S-K. None of our executive officers served as a member of a compensation committee or as a director of any entity of which any of our directors served as an executive officer during 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

          The United States securities laws require our executive officers, directors, and greater than 10% shareholders to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, the NYSE and with us.  Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and with respect to 2005 and written representations by our directors, executive officers and greater than 10% shareholders, each of such persons filed, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934 with respect to 2005.

REPORT OF THE COMPENSATION COMMITTEE

What is our compensation philosophy?

          Dollar General has a pay-for-performance philosophy that links management and executive compensation to the company’s business results and shareholder returns.  We believe this approach allows us to attract, retain, and motivate the talented employees needed to provide the highest possible levels of shareholder return.

What is our direct compensation philosophy?

          Direct compensation includes base pay, short-term incentives, and long-term incentives.

          Base pay is the cornerstone of direct compensation and is determined for each individual based on the value of the position in the external job market, its importance to the company, and the individual’s level of experience and expertise in performing the position’s duties and responsibilities.  Annual base pay increases are determined through a well defined performance assessment process of measuring results achieved against previously established goals and any changes in the marketplace for how people in comparable positions in comparable companies are compensated.

          Short-term incentive compensation is tied to the performance of both Dollar General and the individual.  The target short-term incentive compensation opportunity for each employee is established based upon his or her job classification and competitive external market data. Threshold incentive opportunities are established based upon minimum corporate performance required to pay any bonuses, and maximum incentive opportunities are based on corporate performance at a designated level above target performance levels.  Unless otherwise agreed, no employee may receive a short-term incentive award unless performance against annually established goals is determined to be satisfactory or better.

          Long-term incentive compensation includes time-vested stock options and, for certain members of management and executives, time-vested restricted stock units. We use these equity vehicles to link eligible employees to the company’s long-term financial performance and as a retention vehicle. The awards are based on individual job grade levels which are determined based upon competitive market data.  Equity grants are made with the authority and approval of this committee under the guidelines of the 1998 Stock Incentive Plan.  We believe equity grants help align the interests of both shareholders and employees, as well as serve as employee retention vehicles.

What is our indirect compensation philosophy?

          Dollar General also provides executive officers with health, life and disability insurances, retirement benefits, a compensation deferral program, perquisites and other benefits that are competitive with market practices. Most of the benefits offered to executive officers are those that are offered to the general employee population. However, certain benefits are provided exclusively to executives and other management-level employees for retention and recruiting purposes, to promote tax efficiency for the employee, or to replace benefit opportunities lost due to regulatory limits.

          For instance, as discussed in more detail elsewhere in this proxy statement, we offer a Compensation Deferral Plan (the “CDP”) and Supplemental Executive Retirement Plan (the “SERP” and together with the CDP, the “CDP/SERP Plan”) to certain key employees who are determined to be eligible by the Compensation Committee (including all executive officers, except for David Perdue who is eligible to participate in the CDP but not the SERP).  Pursuant to the CDP, participants may make annual elections to defer up to 65% of base pay, reduced by any deferrals to the 401(k) plan, and up to 100% of bonus pay.  All participants are 100% vested for all compensation deferrals.  Dollar General currently matches base pay deferrals at a rate of 100%, up to 5% of annual salary, with annual salary offset by the amount of match-eligible salary in the 401(k) plan. The compensation deferred is credited to a liability account, which is then invested at the option of the participant in either an account that mirrors the performance of a fund or funds selected by the Compensation Committee or its delegate or in a phantom stock account which mirrors the performance of our common stock.

          Pursuant to the SERP, we make an annual contribution to all participants who are actively employed in an eligible job grade (including all executive officers other than David Perdue) on January 1 and continue to be employed as of December 31 of a given year. The contribution percentage is based on a participant’s job grade, age and years of service. SERP amounts generally vest at the earlier of the participant’s attainment of age 50 or the participant’s being credited with 10 or more “years of service,” or upon termination of employment due to death or “total and permanent disability” or upon a “change in control,” all as defined in the CDP/SERP Plan.

          We also provide supplemental disability insurance and supplemental life insurance for executive officers, as more fully described elsewhere in this proxy statement.

How are our executive officers compensated?

          Dollar General’s executive compensation strategies are to attract, retain, and motivate persons with superior ability, to reward outstanding performance, and to align the long-term interests of our executives with those of our shareholders.   Under the supervision of this committee and consistent with the compensation principles set forth in the Charter governing this committee, Dollar General has developed compensation policies and programs (discussed below) designed to achieve these goals by providing competitive levels of compensation that integrate base pay with Dollar General’s annual and long-term performance targets.

          The compensation principles set forth in this committee’s Charter require that executive compensation arrangements maintain an appropriate balance between base salary, short-term (annual) and long-term incentive compensation. Base salaries are intended to be reflective of the responsibilities of the position, the experience and contributions of the individual and the salaries for comparable positions in the competitive marketplace. Generally, the target percent of short-term incentives and the dollar value of long-term incentive compensation are the same for all employees within a job grade, although each grade has ranges of base pay.  As a result, the committee’s review and establishment of appropriate total compensation must take into account the grade level of the executive officer and the short-term and long-term incentive compensation associated with that grade level.

          We are committed to creating rewards for our executive officers that encourage a team approach to achieving corporate objectives and to creating shareholder value. For executive officers’ total compensation, the committee’s goal is to target the median total compensation of comparable positions in the competitive marketplace, although competition for new talent may on occasion require total compensation, or any component of total compensation, to exceed the median.  For more information on this process, please see the discussion below under the heading “How do we determine competitive market compensation?”

          Our executive officers are not eligible for either a base salary increase or for payout under our short-term incentive plan if they do not achieve a satisfactory or better performance rating against annually established individual performance goals. They also are not eligible for the short-term incentive plan payout if they are not actively employed as of March 15th of the year following the performance year for which the payment is made, unless otherwise provided in an employment or other agreement.

          Short-term incentive compensation for executive officers is contingent on both Dollar General’s performance (for 2005, net income performance) and individual performance and is calculated based on a percentage of the executive officer’s annual base salary.  For more information regarding the short-term cash incentive plan, please see the discussion below under the heading “How did our short-term incentive program work in 2005?”

          Long-term incentive compensation for executive officers in 2005 included awards of time-vested stock options and time-vested restricted stock units, which serve to align the interests of management and shareholders and also serve as employee retention vehicles.  In addition, this committee from time to time may grant special awards to executive officers in recognition of extraordinary service or performance.  The committee also may grant inducement or sign-on awards to facilitate the hiring process for gaining the services of key executive officers.  For more information regarding long-term incentives, please see the discussion below under the heading “How did our long-term-incentive program work in 2005?”

          Dollar General also provides executive officers with certain other benefits and perquisites as discussed above under the heading “What is our indirect compensation philosophy?”

Does the committee seek the advice of independent consultants?

          The committee has the authority and the ability to conduct or authorize studies and investigations into any matters within the scope of the committee’s responsibilities and to retain outside legal or other advisors. The committee also has the authority to determine the fees to be paid to those advisors.

          While the committee may obtain input and advice from any of a variety of sources, since April 2004, the committee has utilized the services of Hewitt Associates as its primary compensation consultant.   Hewitt, which was selected by the committee after a thorough committee-led interview process, reports directly to the committee and has the authority and the ability to contact committee members directly without the need to go through management. The committee also has the opportunity at each quarterly meeting to meet in executive session with Hewitt.  Additionally, management may use the services of Hewitt for other compensation or human resources related projects.

How do we determine competitive market compensation?

          To ensure that Dollar General’s compensation programs are properly benchmarked with the competitive marketplace, this committee compares our compensation practices to retail industry data provided by Hewitt Associates from published and proprietary retail industry surveys. The survey results were adjusted based on company size. Further, the committee reviewed data presented in the proxy statements of 16 retail companies to determine compensation for the top five positions. The proxy peer group included companies from various retail segments, generally using those within a range of revenue similar to Dollar General’s. We believe the proxy peer group competes with Dollar General for executive officer level talent and has executive officer positions that are similar in breadth, complexity and scope of responsibility to those at Dollar General.  The companies included in the proxy peer group include AutoZone, Barnes & Noble, BJ’s Wholesale Club, Circuit City, Dillard’s, Family Dollar, Foot Locker, Kohl’s, Limited Brands, Long Drug Stores, Nordstrom, OfficeMax, Office Depot, RadioShack, Staples, and TJX Companies.  The proxy peer group does not include all of the companies that are included in the S&P 500 Retailing Index in the shareholder return performance graph because the committee and its consultant believe that it is more appropriate to compare compensation of our executive officers with that of executives in companies that are comparable in both size and industry.

          Generally, the committee believes that median market data from the retail industry provided by Hewitt and the proxy peer group described above constitutes competitive pay for a position. However, the unique job responsibilities of some of our executive officers, the importance of that role to the company, and Dollar General’s unique niche in the retail sector makes some of the comparisons difficult. In those cases, the committee, working with its consultant, tries to fairly account for distinct circumstances not reflected in the market data. Further, competition for new talent may on occasion require total compensation, or any component of total compensation, to exceed the median.

How did we determine the base salary increases for executive officers in 2005?

          Base salary increases for 2005 were determined by this committee after reviewing competitive market data provided by Hewitt Associates from published and proprietary retail surveys and peer group proxy data.  In consultation with Hewitt, the committee evaluated the recommendations of management, Dollar General’s overall performance, and the respective individual 2004 performance versus previously established annual goals of all executive officers (including the CEO).  In each case, the committee determined that the executive officer’s performance was satisfactory and that an increase in base salary was appropriate.  The actual amount of the increase was determined by the degree to which the performance goals were met and by the relationship of the executive officer’s 2004 salary to the competitive market, as well as any significant change in the executive officer’s responsibility to the organization.

How did our short-term incentive program work in 2005?

          For 2005, the payment of short-term incentive cash awards was contingent upon the following objective and subjective criteria: (a) the individual’s achievement of a satisfactory performance rating when evaluated against his or her annually established performance objectives; and (b) Dollar General’s achievement of net income goals established by this committee at the beginning of the 2005 fiscal year.

          Individual performance goals are established each year by the executive officer and his or her supervisor. In 2005, our executives’ individual goals were based on the areas of Dollar General’s business for which they were responsible, as well as overarching Dollar General goals and initiatives, including measures regarding Dollar General growth (revenue, total sales, same store sales, new stores, etc.), market share, merchandising and marketing strategies, shrink improvement, inventory management, distribution and capacity management, new concept development, leadership development, succession planning, diversity, employee benefits, turnover reduction and retention strategies, workplace improvements, customer satisfaction, technology improvements, internal controls, legal and regulatory compliance, and expense control.

          The net income goal for 2005 was set by the committee as the appropriate measure of Dollar General’s overall financial performance.  Upon meeting this goal, executives could be eligible to receive the following short-term incentive awards:  (a) if Dollar General reached the “threshold” goal, which was considered by this committee to be challenging, then 25% of salary was to be awarded; (b) if Dollar General reached the “target” goal, which is tied to the company’s financial target, then 50-65% of salary, depending on the executive’s grade level, was to be awarded; and (c) if Dollar General reached the “maximum” goal, which was considered by this committee to be extremely difficult, then 75-100% of salary, depending on the executive’s grade level, was to be awarded (for a discussion of the short-term incentive plan as it relates to our CEO, see the discussion below under the heading “How was the CEO Compensated in 2005?”). The percentage of salary awarded for net income performance falling between the “threshold” and “maximum” goals was to be based on a graduated scale commensurate with net income results.

          For 2005, the net income threshold amount was not met by the company, resulting in no short-term incentive awards earned or paid under the plan.  However, during the year the committee authorized prorated guaranteed incentive payouts to several new executives as inducements to accept employment with the company, including the following executive officers: Beryl Buley, Division President of Merchandising, Marketing and Supply Chain, Challis Lowe, Executive Vice President of Human Resources, Anita Elliot, Senior Vice President and Controller, and Wayne Gibson, Senior Vice President, Dollar General Market Stores.

How did our long-term incentive program work in 2005?

          We use equity awards as our long-term incentive compensation to link eligible employees to the company’s long-term financial performance and as a retention vehicle. In 2005, we granted non-qualified, time-vested stock options (which generally vest ratably over a 4-year period) and, to certain members of management and executives, time-vested restricted stock units (which generally vest ratably over a 3-year period) under the 1998 Stock Incentive Plan. The committee may expand the category of persons receiving stock options, restricted stock units or restricted stock in the future, may alter the total mix of equity award types and may change the period of time over which the awards vest. The total amount of restricted stock units and restricted stock that we can grant under the 1998 Stock Incentive Plan is limited to 4 million shares. All such equity awards granted to officers or employees are granted with the authority and approval of this committee.

          Because stock options are granted with an exercise price equal to the fair market value of Dollar General stock on the grant date, the executive officers receive no value from a stock option grant unless the stock price appreciates, which directly ties compensation to the shareholders’ interests.

          Restricted stock units are used as incentives for our executives to remain with the company and to provide ownership interests in Dollar General. Each executive’s restricted stock unit account is credited quarterly with dividend equivalents determined by reference to the quarterly dividend on one share of Dollar General stock, multiplied by the number of restricted stock units in the executive officer’s account.

          Currently, the number and type of equity awards granted depends on the executive officer’s job grade level. In determining job grades, the committee considers the employees’ scope of responsibility and their strategic and operational responsibilities, as well as comparable positions in comparable companies. In determining the number and type of equity awards to be granted at each job grade level for 2005, this committee reviewed the economic value of competitive equity awards and determined equity award sizes in relation to the mid-point base salary for each grade level. The actual number of stock options and restricted stock units were determined using the target dollar value of the equity award, the economic value of one stock option and/or one restricted stock unit, and the objective of providing approximately 20% of the value using restricted stock units.

          In 2005, this committee authorized the accelerated vesting, effective February 3, 2006, of all outstanding unvested stock options awarded to employees prior to August 2, 2005.  Additionally, outstanding unvested options awarded to employees on or after August 2, 2005 but prior to January 24, 2006 were approved to vest on an accelerated basis six months after the applicable grant date of the option.  These acceleration authorizations excluded all outstanding option grants to Mr. Perdue and all option grants awarded during fiscal 2005 to the company’s officers at the level of executive vice president or above.

          While the committee believed these vesting accelerations would benefit employees, the decision was made primarily to reduce future non-cash compensation expense to the company that would have been recorded in future periods following the company’s implementation of option expensing in the first quarter of 2006.

How was the CEO compensated in 2005?

          Mr. Perdue’s compensation is determined by the independent directors of our Board of Directors considering the recommendations of this committee.  These recommendations are based upon the results of the committee’s evaluation of Mr. Perdue’s performance against previously established goals.  As with the other executive officers, Mr. Perdue’s compensation reflects our emphasis on achieving both short and long-term performance results.  A substantial portion of his compensation is tied directly to overall Dollar General financial performance as well as to non-financial measures including those derived from the company’s mission statement.

          In determining Mr. Perdue’s eligibility for a 2005 base salary adjustment, the committee reviewed Mr. Perdue’s performance against his previously established performance goals for 2004, which included measures relating to improvements in certain financial metrics (earnings per share, total sales growth, operating margins, return on invested capital, free cash flow, inventory turns and return on assets), leadership development and succession, strategic planning, Dollar General growth, new concept development, distribution and capacity management, technology improvements, inventory management, shrink improvement, workplace improvements, turnover reduction and retention strategies, third party relationships (vendors, analysts, rating agencies, media), corporate governance and ethics, legal matters, and internal controls.

          The committee determined that under Mr. Perdue’s leadership, Dollar General continued to remain true to its mission of “Serving Others.” In 2004, Dollar General was able to ensure that customers achieved real shopping or consumer value and shareholders maintained value in their investment. In 2004, Dollar General generated approximately $344 million in net income and earnings per share of $1.04, as well as increases in total sales and same store sales. Dollar General opened 722 new stores, including 13 new Dollar General Market stores, and installed coolers in many of our stores so that customers may now purchase refrigerated food items in those stores. In addition, Dollar General secured electronic benefit transfer (EBT) certification for a substantial portion of our stores enabling us to accept food stamps in those stores, which is important and convenient for our customers. Our customers were also served by the improvement in our store in-stock levels. Dollar General also completed its initial internal controls work under Section 404 of the Sarbanes-Oxley Act, achieved a reduction in operating shrink, made substantial progress on the construction of a new distribution center and expanded the capacity of two additional distribution centers.  Our employees’ interests were served in 2004, under Mr. Perdue’s leadership, with the completion of the development stage of our store improvement process designed to improve efficiencies and ease workload and the beginning of the rollout phase. In addition, turnover levels of targeted positions decreased, while progress was demonstrated in our commitment to promoting from within. Mr. Perdue also continued to emphasize Dollar General’s values and commitment to integrity, and to strengthen Dollar General’s relationships with all third parties with whom we deal.

          This committee was satisfied with Mr. Perdue’s achievements versus his previously established 2004 performance goals. In accordance with our base salary and short-term incentive policies (see “How did we determine the base salary increases for executive officers in 2005?” and “How did our short-term incentive program work in 2005?” above), Mr. Perdue was eligible in 2005 for both a salary increase and participation in our short-term incentive plan to the extent that Dollar General’s net income goals were achieved.

          Accordingly, in 2005 the independent directors of the Board of Directors, upon recommendation by this committee, approved a base salary increase for Mr. Perdue of approximately $70,000 on an annual basis.  In recommending this increase, the committee sought an amount that would bring Mr. Perdue’s salary closer to the median for CEOs of the industry comparison group, although Mr. Perdue’s salary remained below the median for this group.  In addition, the independent directors at that time established Mr. Perdue’s short-term incentive payout targets. Mr. Perdue’s 2005 short-term incentive payout at “threshold”, which was considered by this committee to be challenging, was set at 50% of salary, his payout at “target” was set at 80% of salary, and his payout at “maximum”, which was considered by this committee to be extremely difficult, was set at 160% of salary.  However, because Dollar General did not achieve the 2005 net income results required to meet the minimum threshold for payment of the short-term cash incentive, Mr. Perdue did not receive a short-term incentive cash award for 2005 (see “How did our short-term incentive program work in 2005?” above).

          While Mr. Perdue is eligible for grants of equity awards under the 1998 Stock Incentive Plan, the terms of his employment agreement provide that he may not receive stock option grants, other than the initial grants made to him pursuant to the terms of that employment agreement, until 2006. Accordingly, Mr. Perdue was not awarded any stock option grants in 2005.  However, the independent directors of the Board of Directors, upon recommendation by this committee, granted Mr. Perdue 100,000 restricted stock units that vest ratably over four years as an additional retention vehicle and to reward his 2004 performance.

          Mr. Perdue is eligible to participate in our 401(k) Plan and in our non-qualified compensation deferral plan, the terms and conditions of which (including vesting and payment provisions) are described in a separate section of the proxy statement. In 2005, Dollar General contributed $4,167 to Mr. Perdue’s 401(k) Plan account and allocated $45,252 to his account under our non-qualified compensation deferral plan, both as matching contributions in accordance with the terms of the plans.

          Additional retirement benefits are provided to Mr. Perdue under an unfunded, non-qualified defined benefit pension plan (“SERP”), the terms and conditions of which (including vesting and payment provisions) are described in a separate section of the proxy statement.  Effective January 25, 2006, the Board approved the establishment of a grantor trust to hold certain assets in connection with Mr. Perdue’s SERP.  The grantor trust provides for assets to be placed in the trust upon an actual or potential change in control (as defined in the grantor trust).  The assets of the grantor trust are subject to the claims of the Company’s creditors.  In addition, the grantor trust provides for a distribution to Mr. Perdue to pay certain taxes in the event he is taxed in connection with the funding of the trust and prior to normal payment of his SERP benefit.  In 2005, Dollar General accrued a liability in the amount of $636,913 in connection with his SERP (this amount represents the net periodic benefit cost, which is the net charge to operating results required by generally accepted accounting principles).

          Dollar General also provides Mr. Perdue with health, life and disability insurance, as well as other benefits that are available generally to all salaried employees. In addition, Mr. Perdue is eligible to receive certain other benefits and perquisites provided exclusively to executives or to executives and certain other management-level employees primarily for retention and recruiting purposes. These benefits primarily include company-paid premiums on supplemental life and disability insurance policies, tax gross-ups on those premiums, company-provided PDA and mobile telephone, a company-paid executive physical, and a vehicle allowance.

Has the committee considered the total compensation that would be paid to the CEO and executive officers upon various termination events?

          The committee has reviewed all components of Mr. Perdue’s and the other executive officers’ compensation, including salary, short-term incentives, long-term incentives (equity awards), benefits and retirement plans, (including the CEO’s SERP plan), and perquisites under potential termination, severance, and change in control scenarios.  A tally sheet detailing these components with respective dollar amounts was prepared by Hewitt Associates for each executive officer and reviewed by the committee.  Based on this review, the committee found the total compensation under these various scenarios to be reasonable.

How are the limitations on deductibility of compensation handled?

          Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid for any fiscal year to each of the persons who were, at the end of the fiscal year, the company’s CEO or one of the four other most highly compensated executive officers. Section 162(m) specifically exempts certain performance-based compensation from the deduction limit.

          Our policy is generally to design our compensation plans and programs to ensure full deductibility. This committee attempts to balance this policy with compensation programs designed to motivate management to maximize shareholder value.  If this committee determines that the shareholders’ interests are best served by the implementation of compensation policies that are affected by Section 162(m), our policies do not restrict this committee from exercising discretion to approve compensation packages even though that flexibility may result in certain non-deductible compensation expenses.

          Since the company’s 2005 net income performance did not meet the threshold requirements of our short-term incentive plan, no incentives were paid that would cause compensation to exceed the $1 million non-deductible limit.  Nonetheless, since the short-term incentive plan has been approved by shareholders, had net income performance resulted in short-term incentive payments in excess of $1 million, we believe any such payments would have been fully deductible under Section 162(m) to the CEO or the other most highly compensated executive officers.

          Our 1998 Stock Incentive Plan, under which we may grant equity compensation awards such as stock options, stock appreciation rights, restricted stock and restricted stock units to our executive officers, has been approved by shareholders and we believe this Plan also satisfies the requirements of Section 162(m), so that compensation expense realized in connection with stock options and stock appreciation rights, and in connection with performance-based restricted stock and restricted stock unit awards, will be deductible.  However, restricted stock or restricted stock units granted to executive officers that vest over time are not “performance-based” compensation under Section 162(m), so that compensation expense realized in connection with those time-vested awards to executive officers covered by Section 162(m) will not be deductible by the company.

          In addition, any salary, signing bonuses or other annual compensation paid or imputed to the executive officers covered by Section 162(m) that causes non-performance-based compensation to exceed the $1 million limit will not be deductible by the company.

Who has furnished this report?

          This report on executive compensation has been furnished by the members of the Compensation Committee:

•	E. Gordon Gee, Chairman
•	David L. Beré
•	James L. Clayton
•	Reginald D. Dickson

SHAREHOLDER RETURN
PERFORMANCE GRAPH

          As a part of the executive compensation information presented in this proxy statement, the SEC requires us to prepare a performance graph that compares our cumulative total shareholders’ return during the previous 5 years with a performance indicator of the overall stock market and our peer group.  For the overall stock market performance indicator, we use the S&P 500 Index.  For the peer group stock market performance indicator, we use the S&P General Merchandise Stores Index, which is a subgroup of the S&P 500 and includes Dollar General.

	01-31-01	02-01-02	01-31-03	01-30-04	01-28-05	02-03-06

Dollar General Corporation	100.00	86.40	58.75	116.89	106.70	92.02
S&P 500	100.00	83.85	64.55	86.87	92.28	101.86
S&P General Merchandise Stores	100.00	105.39	81.49	112.59	137.27	141.04

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

          The following table shows information for those who, as of March 27, 2006, were known by us to beneficially own more than 5% of our common stock. Unless otherwise noted, these persons have sole voting and investment power over the shares listed. Percentage computations are based on 315,671,527 shares of our stock outstanding as of March 27, 2006.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

FMR Corp. 82 Devonshire Street Boston, MA 02109	17,393,807	(1)	5.51%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	22,355,500	(2)	7.08%

(1)

Based solely on the Schedule 13G filed by FMR Corp. (“FMR”) on February 14, 2006, the shares of common stock beneficially owned by FMR consist of the following: (a)16,691,600 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, as a result of its acting as investment advisor to various investment companies (the “Funds”) registered under Section 8 of the Investment Company Act of 1940 and (b) 702,207 shares beneficially owned by Fidelity Management Trust Company (“Fidelity Trust”), a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as a result of its acting as investment manager of certain institutional account(s). FMR, though its control of Fidelity, the Funds and Edward C. Johnson 3d, Chairman of FMR (“Johnson”), each have sole investment power, but no voting power, with respect to the shares owned by the investment accounts served by the Funds. Sole power to vote or direct the voting of the Funds’ shares resides with the Funds’ Boards of Trustees. FMR, through its control of Fidelity Trust, and Johnson each have sole voting power and sole investment power with respect to the shares owned by the institutional accounts served by Fidelity Trust. Members of Johnson’s family are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other FMR Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

(2)

Based solely on the Schedule 13G filed by Wellington Management Company, LLP on February 14, 2006. Item 4 of the Schedule 13G reports total beneficial ownership of 22,355,500 shares that are held of record by clients of Wellington Management, with shared voting power over 17,429,200 shares and shared investment power over 22,355,500 shares.

Security Ownership of Officers and Directors

          The following table shows the amount of our common stock beneficially owned, as of March 27, 2006, by our directors and named executive officers individually and by our directors and all of our executive officers as a group, calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 under which a person generally is deemed to beneficially own a security if he has or shares voting or investment power over the security, or if he has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, these persons may be contacted at our executive offices, and they have sole voting and investment power over the shares indicated. Percentage computations are based on 315,671,527 shares of our stock outstanding as of March 27, 2006.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Class

David L. Beré	29,444	(1)	*
Dennis C. Bottorff	50,251	(1)	*
Barbara L. Bowles	13,780	(1)	*
James L. Clayton	707,123	(1)(2)(3)	*
Reginald D. Dickson	49,313	(1)	*
E. Gordon Gee	15,938	(1)	*
Barbara M. Knuckles	19,602	(1)(2)(4)	*
David A. Perdue	1,093,248	(1)(5)	*
J. Neal Purcell	8,000	(1)(2)(3)	*
James D. Robbins	15,079	(1)(3)	*
David M. Wilds	221,681	(1)	*
David M. Tehle	148, 066	(1)(5)	*
Beryl J. Buley	—		—
Kathleen R. Guion	123,903	(1)(3)	*
Stonie R. O’Briant	689,315	(1)(2)(6)	*
All current directors and executive officers as a group (19 persons)	3,367,295	(1)(2)(3)(5)	1.06%

*	Denotes less than 1% of class.
(1)

Excludes shares underlying restricted stock units held by each of the named holders, but over which they have no voting or investment power nor the right to acquire beneficial ownership within 60 days of March 27, 2006. Includes the following number of shares subject to options either currently exercisable or exercisable within 60 days of March 27, 2006 over which the person will not have voting or investment power until the options are exercised: Mr. Beré (9,444); Mr. Bottorff (23,299); Ms. Bowles (12,780); Mr. Clayton (29,156); Mr. Dickson (29,156); Dr. Gee (15,938); Ms. Knuckles (17,842); Mr. Perdue (1,000,000); Mr. Robbins (9,345); Mr. Wilds (29,156); Mr. Tehle (131,150); Ms. Guion (117,375); Mr. O’Briant (642,217); and all current directors and executive officers as a group (2,244,958). The shares described in this note as included in the table are considered outstanding for the purpose of computing the percentage of outstanding stock owned by each named person and by the group, but not for the purpose of computing the percentage ownership of any other person.

(2)

Does not include phantom stock allocated to the participant’s account in our Deferred Compensation Plan for Non-Employee Directors (“DDCP”) or in our CDP/SERP Plan, as applicable, over which the participant exercises no voting or investment power until the underlying shares of common stock are issued. For a description of the DDCP, see “Proposal 1—Election of Directors—How are directors compensated?” For a description of the CDP/SERP Plan, see “Executive Compensation—CDP/SERP Plan.”

(3)

Includes the following number of shares over which the named person shares voting or investment power:  Mr. Clayton (29,765 shares held by a non-profit entity); Mr. Purcell (8,000 shares held jointly with spouse); Mr. Robbins (334 and 400 shares held jointly with spouse and adult child, respectively); Ms. Guion (250 shares held jointly with spouse); and all current directors and executive officers as a group (38,749).

(4)	Excludes 100 shares held by Ms. Knuckles’ son over which she does not exercise voting or investment power.
(5)

Includes the following number of restricted shares that were unvested as of March 27, 2006 over which the named holders do not have investment power until the vesting of those shares: Mr. Perdue (47,319); Mr. Tehle (10,000); and all current directors and executive officers as a group (58,319).

(6)	Excludes 5,087 shares held by Mr. O’Briant’s spouse over which he does not exercise voting or investment power. Includes 12,997 shares held in Dollar General’s 401(k) Plan.

PROPOSAL 2:
AMENDMENTS TO THE DOLLAR GENERAL
CORPORATION 1998 STOCK INCENTIVE PLAN

          Our Board of Directors is asking our shareholders to approve certain amendments to the Dollar General Corporation 1998 Stock Incentive Plan relating to the limitation on the number of shares that may be awarded to certain individuals under the plan in a given year and to the performance criteria upon which performance-based awards may be granted.  These amendments affect provisions of the plan that are required to be approved by shareholders to obtain the benefits of Section 162(m) of the Internal Revenue Code for certain awards. The following discussion summarizes the material terms of our plan and describes the proposed amendments.

What is the Dollar General Corporation 1998 Stock Incentive Plan?

          The Dollar General Corporation 1998 Stock Incentive Plan was originally approved for adoption by our shareholders in June 1998 and later amended and restated by our shareholders in June 2003. The Board subsequently adopted certain other amendments not requiring shareholder approval, all of which are included in the proposed amended and restated version of the plan attached as Appendix B. The stated purpose of the plan is to enable us to attract, retain and reward key employees of and consultants to Dollar General and its subsidiaries and affiliates, and our non-employee directors, and to strengthen the mutuality of interests between those persons by awarding performance-based cash and stock incentives and/or other equity interests or equity-based incentives in Dollar General. The plan permits the award of stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units to key employees of and consultants to Dollar General and its subsidiaries and affiliates and provides for the automatic annual award of restricted stock units to our non-employee directors. Currently, a maximum of 29,375,000 shares of our common stock may be issued under the plan. The plan is not intended to be a “qualified plan” under Section 401(a) of the Internal Revenue Code.

Who can participate in the plan?

          All key employees of Dollar General, of our 50% or more owned subsidiaries, or of our 20% or more owned affiliates that our Board designates as participating employers, as well as our non-employee directors (to a limited extent) are eligible to participate in the plan.

          The selection of the participants who will receive awards, other than our non-employee directors who receive automatic annual awards under the plan, is entirely within the discretion of the committee that administers the plan, except that only employees of Dollar General or of our 50% or more owned subsidiaries may receive incentive stock options.  As of March 27, 2006, there were approximately 1,100 employees and 10 non-employee directors who were eligible to participate in the plan.

Does the plan contain features that protect shareholder interests?

          Yes.  The plan includes the following features that protect the interests of our shareholders:

•

the plan is administered by a committee composed entirely of non-employee directors (currently, this committee is the Compensation Committee of our Board, and we will refer below to the Compensation Committee simply as the committee);

•	the plan has a fixed number of shares available for grant that we will not increase without prior shareholder approval (other than adjustments for changes in Dollar General’s capital structure);

•

we can issue no more than 4 million shares in full value awards (that is, awards of restricted stock and restricted stock units) over the life of the plan (subject to adjustments for changes in Dollar General’s capital structure);

•	we may not grant options or SARs with an exercise price that is below the fair market value of our stock on the grant date;

•	we will not amend outstanding stock options or SARs to lower the exercise price without prior shareholder approval;

•	the plan contains a minimum 6-month vesting period for all awards (and the automatic annual awards of restricted stock units to our non-employee directors have a one-year vesting period);

•	we may not make any material amendments without shareholder approval; and

•	we may not grant any awards under the plan after May 31, 2008.

What types of awards may be granted under the plan?

          Under the plan, the committee has the authority to grant the following types of awards, any or all of which may be “performance-based”, which means the grant or vesting of all or a portion of the award may depend upon the satisfaction or achievement of certain performance criteria:

•	stock options (incentive stock options and non-qualified stock options);

•	SARs;

•	restricted stock; and/or

•	restricted stock units.

          The plan also provides for the automatic annual grant of restricted stock units to our non-employee directors.

What is a stock option?

          A stock option is the right to acquire shares of common stock for a specific exercise price after the option vests and becomes exercisable but prior to the option’s termination date.  The committee determines the number of shares subject to the option.  An option vests and becomes exercisable at the times and subject to the terms and conditions as the committee determines, but an option will not be exercisable less than 6 months or more than 10 years after its grant date. In addition, the exercise price for an option will not be less than 100% of our common stock’s fair market value at the date the option is granted (or 110% of fair market value with respect to certain 10% shareholders).  “Fair market value” generally means the closing price of our stock on the New York Stock Exchange.  Subject to the committee’s determination, the exercise price may be paid in cash, by delivery of restricted or unrestricted common shares valued at fair market value at the time of exercise, or to the extent approved by the committee prior to April 9, 2003, by shares subject to an option valued at fair market value at the time of exercise, or by a combination of these methods.

What is a SAR?

          SARs may be granted under the plan in conjunction with all or part of a stock option and are exercisable only when the underlying stock option is exercisable. Upon the exercise of a SAR, which requires no payment to Dollar General by the participant, we will pay to the holder in cash, common stock, or a combination thereof (in the committee’s discretion), an amount equal to the excess of the stock’s fair market value on the exercise date over the exercise price, multiplied by the number of SARs being exercised.  Once a SAR has been exercised, the related portion of the underlying stock option will terminate.

What is restricted stock?

          Restricted stock is stock that a participant may not transfer until the restrictions established by the committee lapse. The restrictions may take the form of a period during which the participant must remain employed or in service as a consultant, or may require the achievement of one or more pre-established performance criteria. Unless otherwise provided by the committee, holders of restricted stock will have voting and dividend rights with respect to the restricted shares. Shares of restricted stock generally will be forfeited in the event that specified service or performance goals are not achieved within the required time period.

What is a restricted stock unit?

          A restricted stock unit represents a right to receive one share of Dollar General common stock for each restricted stock unit.  A restricted stock unit is similar to restricted stock, except that the shares of common stock are not actually issued to the restricted stock unit recipient unless and until the restrictions lapse.   When the restrictions lapse, without a prior forfeiture, the holder of the restricted stock unit receives one share of common stock (or equivalent cash payment, or a combination of stock and cash) for each restricted stock unit.  Recipients of restricted stock units cannot vote those units or the shares underlying those units. Rather, voting rights only attach to stock that is paid out to the recipient after the restrictions have lapsed. In addition, recipients of restricted stock units do not receive dividend payments, but dividend equivalents may be credited to the restricted stock unit holder’s account if we pay a cash dividend or make a property distribution on our common stock during the restriction period.

What terms and conditions apply to the automatic non-employee director awards?

          Under the plan, our non-employee directors receive an automatic annual grant of 4,600 restricted stock units.  In the event a non-employee director serves as Chairman of the Board, the annual grant to that person would be 6,000 restricted stock units.  The committee does not have authority to grant any other awards to our non-employee directors under the plan. Restricted stock units granted to non-employee directors generally vest on the first anniversary of the grant date, if the director is still serving as a director on that anniversary date; however, no stock will be distributed, nor any amount paid, to any non-employee director in respect of restricted stock units until such time as the non-employee director has ceased to be a member of the Board.  The plan allows vesting to accelerate prior to the first anniversary of the grant date in limited circumstances. Dividend equivalents on the restricted stock units will be credited to the non-employee director’s restricted stock unit account in the event we declare a dividend on our stock.  Awards of restricted stock units made to non-employee directors are also subject to specific rules governing termination of service. For further description of the restricted stock unit grants to non-employee directors, see above under the caption “Proposal 1—Election of Directors—How are directors compensated?”

How many shares of Dollar General common stock may be issued under the plan?

          Up to 29,375,000 shares of our common stock may be granted under the plan.  This number may be adjusted for changes in our capital structure, such as a stock split, and may include authorized and unissued shares.  The following shares will be placed back into the pool of shares available for future grant under the plan in the following circumstances:

•	shares of common stock underlying options that cease to be subject to an option;

•	shares of restricted stock that are forfeited prior to the payment of dividends with respect to those shares;

•	shares of common stock that are subject to restricted stock units that are forfeited; or

•	shares subject to an award that otherwise terminates without a payment being made to the participant in the form of common stock.

Are there any other limits on the amount of awards that can be granted under the plan?

          Yes, the following are limits on the amount of awards that can be granted under the plan, in addition to the plan’s overall share limitation:

•

The maximum number of shares of common stock for which awards may be made under the plan during any single fiscal year to an officer of Dollar General or other person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Internal Revenue Code (we refer to these persons below as covered employees) currently is 500,000, subject to adjustments for changes in our capital structure. If the proposed amendments to the plan are approved, the maximum number of shares of common stock for which stock option or SARs awards, in the aggregate, may be made under the plan during any single fiscal year to any covered employee would increase to 1.5 million, subject to adjustments for changes in our capital structure.  The existing individual annual limit of 500,000 shares would remain with respect to any other types of award (such as restricted stock or restricted stock units) granted under the plan in the aggregate. If the proposed amendments are not approved, the current individual annual limit of 500,000 shares to a covered employee in any single fiscal year will continue to apply with respect to all awards under the plan.

•

Subject to adjustments for changes in our capital structure, the maximum number of shares that can be issued under the plan pursuant to restricted stock and restricted stock unit awards (including automatic awards of restricted stock units to our non-employee directors) is 4 million.

•

The aggregate fair market value of common shares (determined at the grant date) with respect to which any employee may first exercise incentive stock options granted under the plan during any calendar year may not exceed $100,000 or any different amount specified in the Internal Revenue Code and the related rules and regulations.

What amendments are shareholders being asked to approve?

          We are asking shareholders to approve amendments to the plan that would:

•

increase to 1.5 million shares the individual annual limit for the number of shares with respect to which stock options and SARs may be granted to covered employees (currently there is an individual annual limit of 500,000 shares for all awards to a covered employee, which limit would be retained with respect to equity awards other than stock options and SARs; see the first bullet point under the above heading “Are there any other limits on the amount of awards that can be granted under the plan?”); and

•

revise the qualifying performance criteria contained in the plan in order for Dollar General to continue to deduct for U.S. federal income tax purposes certain performance-based compensation paid to our covered employees from time to time (see below under the heading “What are the performance goals that may be used in connection with performance-based awards?”).

Do the proposed amendments increase the number of shares that can be granted under the plan?

          No.  While the amendments provide for a separate, increased individual annual limit for the number of shares with respect to which stock options and SARs can be granted to covered employees (1.5 million), the amendments do not increase the maximum number of shares that can be granted under the plan or the maximum number of shares that can be granted as restricted stock or restricted stock units under the plan, nor do they increase the individual annual limit for the number of shares with respect to which restricted stock and restricted stock units, in the aggregate, can be granted.

Why is the Board recommending the proposed amendments?

          The Board believes that the proposed amendments will help further the goals of the plan by providing us with greater flexibility to implement long-term incentives that are intended to enable us to attract, retain and reward key employees, which we believe should increase shareholder value.  We believe that the current individual annual limit of 500,000 shares for all awards to any one covered employee under the plan is too low, in many instances, with respect to stock options and SARs to provide some of our key employees with competitive incentives and rewards.

          The Board also believes that revising the performance criteria for measuring performance-based compensation will benefit shareholders by allowing us greater latitude in providing incentives that encourage performance from our key employees that is most desired from time to time.  These criteria, as proposed to be revised, would match the performance criteria set forth in our Annual Incentive Plan that was approved by our shareholders at the 2005 annual shareholders’ meeting.

Why are shareholders being asked to approve these amendments?

          We are asking you to approve these amendments because they affect provisions of the plan that are required to be approved by shareholders to obtain the benefits of Section 162(m) of the Internal Revenue Code.

What is Section 162(m)?

          Section 162(m) limits our ability to deduct from our U.S. federal corporate income taxes compensation in excess of $1 million per year paid to a covered employee unless the compensation qualifies as “performance-based.”  As discussed above, “covered employees” include our Chief Executive Officer and our other four most highly-compensated executive officers. Stock options and SARs are performance-based compensation if the exercise price is at least equal to the fair market value of our common stock on the grant date and if the maximum number of shares available for awards is disclosed to and approved by shareholders. Other awards under the plan may be performance-based compensation if they are based on achievement of objective performance goals set by the committee and the material terms of the compensation or benefit to be paid, including the performance goals that may be used and the maximum that may be paid to any employee, are disclosed to and approved by shareholders before payment.

What are the performance goals that may be used in connection with performance-based awards?

          The plan currently provides that performance goals may include one or more of the following criteria:

•	pre-tax income or after-tax income;

•	operating cash flow;

•	operating profit;

•	return on equity, assets, capital or investment;

•	earnings or book value per share;

•	sales or revenues;

•	operating expenses;

•	common stock price appreciation; and

•	implementation, management or completion of critical projects or processes.

          We are asking you to approve a broader list of performance goals that may be used by the committee in connection with performance-based awards under the plan. The performance goals that we are asking you to approve are listed below and match the performance goals set forth in the Annual Incentive Plan approved by our shareholders at the 2005 annual shareholders’ meeting:

•	Net earnings or net income (before or after taxes);	•	Earnings before or after taxes, interest, depreciation, and/or amortization;

•	Net sales or revenue growth;	•	Gross or net operating profit;

•	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);	•	Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•	Earnings per share;	•	Gross or operating margins;

•	Productivity ratios;	•	Share price (including, but not limited to, growth measures and total shareholder return);

•	Expense targets;	•	Margins;

•	Operating efficiency;	•	Customer satisfaction;

•	Working capital targets;	•	Economic value added;

•	Volume;	•	Capital expenditures;

•	Market share;	•	Costs; and

•	Regulatory ratings;	•	Asset quality.

•	Net worth;

•	Safety;

          Where applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criteria or attaining a percentage increase or decrease in the particular criteria, and may be applied, either singly or in combination, to Dollar General, any subsidiary or affiliate, or a division or strategic business unit of Dollar General, or may be applied to the performance of Dollar General relative to a market index, a group of other companies, or a combination thereof, all as determined by the committee.  The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).  The committee may include or exclude items to measure specific performance, such as extraordinary, unusual, non-recurring or non-operational items, and other items as the committee determines to be required so that the operating results of Dollar General, or any subsidiary, affiliate, division or strategic business unit shall be computed on a comparative basis from performance period to performance period.

Has the Board adopted the proposed amendments?

          Yes, but the Board’s adoption of the proposed amendments is subject to shareholder approval at the annual meeting.

When will the proposed amendments become effective?

          The amendments, if approved, will become effective on May 31, 2006.

Who can amend the plan?

          Subject to the shareholder approval requirements discussed below, our Board of Directors may amend the plan or any outstanding award at any time for any reason or no reason, except that a participant’s consent will be required for any amendment that impairs the rights of a participant under an outstanding award. We must obtain shareholder approval to adopt any amendment:

•	affecting covered employees that otherwise requires the vote of our shareholders under Section 162(m) of the Internal Revenue Code;

•	resulting in repricing stock options or otherwise increasing the benefits accruing to participants or to our non-employee directors;

•	increasing the number of shares of our common stock issuable under the plan;

•	adding to the types of awards available to be granted under the plan; or

•	modifying the requirements for eligibility.

          We also must obtain shareholder approval if the Board believes shareholder approval is necessary or advisable to:

•	permit awards to be exempt from liability under Section 16(b) of the Securities Exchange Act of 1934;

•	comply with the listing or other requirements of an automated quotation system or stock exchange; or

•	satisfy any other tax, securities or other applicable laws, policies or regulations.

What happens to awards under the plan if there is a change in control of Dollar General?

          If there is a change in control, or in certain circumstances a potential change in control, of Dollar General, SARs and any stock options which are not then exercisable will become fully exercisable and vested and the restrictions applicable to restricted stock and any restricted stock units will lapse and the shares and awards will be deemed fully vested. The committee in its discretion may determine at any time prior to a change in control that all vested and exercisable awards under the plan will be cashed out on the basis of the change in control price.  The change in control price will be the highest price per share paid in any transaction reported on the New York Stock Exchange or paid or offered to be paid in any bona fide transaction relating to a change in control or potential change in control at any time during the immediately preceding 60-day period, as determined by the committee.

How does the plan define a change in control?

          For purposes of the plan, a change in control is defined generally to include:

•

any person or entity, other than Dollar General or a wholly-owned subsidiary of Dollar General, becoming the beneficial owner of Dollar General’s securities having 35% or more of the combined voting power of the then outstanding securities that may be cast for the election of directors;

•

in connection with a cash tender, exchange offer, merger or other business combination, sale of assets or contested election, less than a majority of the combined voting power of the then outstanding securities of Dollar General entitled to vote generally in the election of directors being held in the aggregate by the holders of Dollar General’s securities entitled to vote generally in the election of our directors immediately prior to such transaction; and

•

during any period of 2 consecutive years, individuals who at the beginning of any such period constitute the Board ceasing to constitute at least a majority thereof, unless the election of each director first elected during such period was approved by a vote of at least two-thirds of our directors then still in office who were directors of Dollar General at the beginning of any such period.

What are the federal tax consequences of awards granted under the plan?

          The following is a brief summary of the United States federal income tax consequences relating to awards under the plan based upon the federal income tax laws in effect on the date hereof (other than the compensation deduction limit under Section 162(m) of the Internal Revenue Code which is described below under “Will the deduction limitations under Section 162(m) of the Internal Revenue Code apply to the plan?”). This summary is not intended to be exhaustive and, among other things, does not describe state or local tax consequences.

          Non-qualified stock options.  A participant who receives a non-qualified stock option will not be subject to taxation at the time of grant, nor will we be entitled to a deduction at that time. A participant who exercises a non-qualified stock option will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the exercise price. We generally will be entitled to a corresponding deduction for federal income tax purposes.

          Incentive stock options.  A participant who receives an incentive stock option will not be subject to taxation at the time of grant or exercise, nor will we be entitled to a deduction. The difference between the exercise price and the fair market value of shares on the date of exercise is a tax preference item for purposes of determining a participant’s alternative minimum tax.  A disposition of the purchased shares after the expiration of the required holding periods will subject the participant to taxation at long-term capital gains rates in the year of disposition in an amount determined under the Internal Revenue Code, and we will not be entitled to a deduction for federal income tax purposes. A disposition of the purchased shares prior to the expiration of the applicable holding periods will subject the participant to taxation at ordinary income rates in the year of disposition in an amount determined under the Internal Revenue Code, and we generally will be entitled to a corresponding deduction.

          Use of shares to exercise options. If a participant pays all or part of the exercise price for a stock option in shares that the participant already owns, the participant will not realize gain or loss on those surrendered shares, but will be taxed according to the rules described above. The shares acquired upon exercise that are equal in number to the shares surrendered will have a basis equal to the basis of the shares surrendered, and (except as noted below with respect to disqualifying dispositions) the holding period of those shares will include the holding period of the shares surrendered. The participant’s basis in the additional shares received upon exercise of a non-qualified stock option will be equal to the market value of those shares on the exercise date, and the holding period will begin on the exercise date. The participant’s basis in the additional shares received upon exercise of an incentive stock option will be zero, and the holding period will begin on the exercise date. If the participant sells any of the shares received upon exercise of an incentive stock option within two years of the incentive stock option’s grant date or within one year after exercise, the shares with the lowest basis (i.e., zero basis) will be deemed to be disposed of first, and that disposition will be a disqualifying disposition giving rise to ordinary compensation income as discussed above.

          SARs.  A participant who exercises a SAR will realize ordinary income in an amount equal to the amount of cash and the fair market value of any shares received.  We generally will be entitled to a corresponding deduction for federal income tax purposes.  If the participant receives common stock upon exercise of a SAR, the taxation of the post-exercise appreciation or depreciation is treated as either a short-term or long-term capital gain or loss, depending upon the length of time the participant held the shares of common stock.

          Restricted stock.  A participant receiving restricted stock will not be subject to taxation at the time of grant, nor will we be entitled to a deduction. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock. Alternatively, pursuant to Section 83(b) of the Internal Revenue Code a participant may elect, within 30 days of the grant of the stock, to recognize taxable ordinary income on the grant date equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock.  Thereafter, if the shares are forfeited, the participant will be entitled to a deduction, refund, or loss, for tax purposes only, in an amount equal to the purchase price of the forfeited shares regardless of whether he made a Section 83(b) election. With respect to the sale of shares after the forfeiture period has expired, the holding period to determine whether the participant has long-term or short-term capital gain or loss generally begins when the restriction period expires and the tax basis for the shares will generally be based on the fair market value of the shares on the restriction expiration date. However, if the participant makes an election under Section 83(b), the holding period will commence on the grant date, the tax basis will be equal to the fair market value of shares on that date (determined without regard to restrictions), and we generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant in the year that the income is taxable.  Dividends paid on restricted stock generally will be treated as compensation that is taxable as ordinary income to the participant, and will be deductible by us.  If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary income to the participant but will not be deductible by us.

          Restricted stock units.  A participant will not realize income in connection with the grant of a restricted stock unit or the credit of any dividend equivalents to his or her account. When shares of common stock (and/or cash in lieu of such common stock) are delivered, the participant will generally be required to include as taxable ordinary income in the year of receipt, an amount equal to the amount of cash and the fair market value of any shares received.  We will be entitled to a deduction at the time and in the amount included in the participant’s income by reason of the receipt.  For each share of common stock received in respect of a restricted stock unit, the taxation of the post-exercise appreciation or depreciation is treated as either a short-term or long-term capital gain or loss, depending upon the length of time the participant held the shares of common stock.

          Other federal income tax aspects.  On October 22, 2004, the American Jobs Creation Act of 2004 was enacted and included a new tax provision (Section 409A of the Internal Revenue Code) affecting “non-qualified deferred compensation.” Non-qualified deferred compensation must, among other things, meet election timing and payment timing requirements. Failure to meet these requirements causes the non-qualified deferred compensation to be taxed when vested, to be subject to an additional 20% federal income tax and to be subject to interest on federal underpayments from the year the compensation vests. Under current IRS guidance certain awards under the plan are excluded from non-qualified deferred compensation to which Section 409A applies. These excluded awards are stock options under which shares are issued, SARs under which shares are issued, restricted stock and restricted stock units which are paid at or shortly after vesting. Other awards under the plan may be treated as non-qualified deferred compensation to which Section 409A applies; and in such case it is generally our intent that those awards be designed to comply with the election timing, payment timing and other requirements of Section 409A.

Will the deduction limitations under Section 162(m) of the Internal Revenue Code apply to the plan?

          Under Section 162(m) of the Internal Revenue Code, our federal income tax deductions may be limited to the extent that total compensation paid to a covered employee exceeds $1 million in any one year.  We can, however, preserve the deductibility of certain compensation in excess of $1 million provided the compensation complies with the conditions imposed by Section 162(m), including the payment of performance-based compensation pursuant to a plan approved by shareholders.  The plan has been designed to enable any award granted by the committee, to the extent it so elects, to a covered employee to qualify as performance-based compensation under Section 162(m).  The performance goals, as currently in effect and as proposed to be amended, that the committee may use in granting Section 162(m) performance-based compensation under the plan are described above under “What are the performance goals that may be used in connection with performance-based awards?” The goals, both as currently in effect and as proposed to be amended, have been designed to satisfy the requirements of Section 162(m).

What benefits will be granted under the plan?

          The following table sets forth the annual awards of restricted stock units to be made under the plan to our current directors who are not executive officers, as a group (excluding Mr. Clayton, who will be retiring at the annual meeting). Future awards under the plan, other than those made to our non-employee directors, will be made at the discretion of the committee. Consequently, the total benefits or amounts that will be received by any particular person or group, other than our non-employee directors, pursuant to the plan is not presently determinable.

New Plan Benefits*
Dollar General Corporation 1998 Stock Incentive Plan

Name and Position	Dollar Value(1)(2)	Restricted Stock Units(2)

Non-Executive Director Group (9 persons)	$731,538	41,400

*	The proposed plan amendments do not change the existing plan provisions regarding annual restricted stock unit grants to non-employee directors.
(1)

The dollar value of the restricted stock units will fluctuate depending on the value of the underlying common stock. For purposes of this disclosure, we have determined the dollar value of the restricted stock units based on the fair market value of our common stock on March 27, 2006 ($17.67).

(2)	This number assumes that a non-employee director does not serve as Chairman.

How many shares have been issued under the plan to current participants?

          The following table shows the amount of shares underlying options, restricted stock and restricted stock units that have been granted under the plan since its inception in 1998 through March 27, 2006 to each of the named executive officers, all current executive officers, as a group, all current directors who are not executive officers, as a group, and all other current officers and employees, as a group. No SARs have been issued under the plan since its inception.

Name and Position	Stock Options	Restricted Stock	Restricted Stock Units*

David A. Perdue,	500,000	—	100,906
Chairman and Chief Executive Officer
David M. Tehle,	248,300	15,000	23,835
Executive Vice President and
Chief Financial Officer
Beryl J. Buley,	155,800	—	33,600
Division President, Merchandising, Marketing
& Supply Chain
Kathleen R. Guion,	210,900	—	34,080
Division President, Store Operations
& Store Development
Stonie R. O’Briant,	510,231	—	18,907
Executive Vice President, Strategic Initiatives
Executive Officer Group	2,037,231	18,000	267,717
Non-Executive Director Group	131,887	—	93,119
Non-Executive Officer Employee Group	15,358,181	—	142,226

*	Includes dividend equivalents credited as additional restricted stock units issued under the plan to the accounts of certain of the holders.

How many shares have been issued or are reserved under all equity compensation plans?

          The following table sets forth information about securities authorized for issuance under Dollar General’s equity compensation plans (including individual compensation arrangements) as of February 3, 2006:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders(1)	20,110,468	$18.33	7,707,087
Equity compensation plans not approved by security holders(2)(3)	633,602	$12.68	0

Total(1)(2)	20,744,070	$18.19	7,707,087

(1)

Column (a) represents shares issuable upon exercise of outstanding option and restricted stock unit grants under the 1998 Stock Incentive Plan, 1995 Employee Stock Incentive Plan, 1993 Employee Stock Incentive Plan, 1989 Employee Stock Incentive Plan, and 1995 Outside Directors Stock Option Plan.  Restricted stock units are settled for shares of Dollar General common stock on a one-for-one basis.  Accordingly, those units have been excluded for purposes of computing the weighted-average exercise price in column (b). Column (c) consists of 7,707,087 shares reserved for issuance pursuant to the 1998 Stock Incentive Plan (up to 3,510,841 of which remain available for issuance in the form of restricted stock or restricted stock units at February 3, 2006).

(2)

Column (a) represents 500,000 shares issuable upon exercise of an outstanding option grant pursuant to the Employment Agreement, effective as of April 2, 2003, by and between Dollar General and Mr. Perdue, as well as shares of phantom stock allocated to an employee’s or a director’s account under our CDP/SERP Plan or the Directors’ Deferred Compensation Plan (collectively, the “Deferred Plans”). The number of shares of phantom stock allocated under the Deferred Plans for each deferral is based on the fair market value of our common stock on the date on which the shares are allocated to the accounts.  The shares of phantom stock are deemed to earn any dividends declared on our common stock, and additional shares of phantom stock are allocated on the dividend payment date based on the stock’s fair market value.  Neither Mr. Perdue’s Employment Agreement nor any of the Deferred Plans have been approved by our shareholders.  The number of securities remaining available for issuance under the Deferred Plans at February 3, 2006 is not determinable, since those plans do not authorize a maximum number of securities, and is not, accordingly, included in column (c) above.  Shares of phantom stock are settled for shares of Dollar General common stock on a one-for-one basis.  Accordingly, shares of phantom stock have been excluded for purposes of computing the weighted-average exercise price in column (b).

(3)

Excludes 500,000 shares issuable upon the exercise of an outstanding option grant contemplated by Mr. Perdue’s Employment Agreement, but made under the 1998 Stock Incentive Plan. Those shares instead are included in “Equity compensation plans approved by security holders.”

          On April 2, 2003, we granted to Mr. Perdue, as a material inducement to his employment, 78,865 shares of restricted stock and an option to purchase 500,000 shares of common stock (the “Non-Plan Option”). These grants, along with another option grant under the 1998 Stock Incentive Plan, were made in accordance with the terms of Mr. Perdue’s Employment Agreement.

          One fifth of the restricted stock vested on each of April 2, 2004, April 2, 2005, and April 2, 2006, and the remaining shares of restricted stock are scheduled to vest, subject generally to Mr. Perdue’s continued employment, in equal increments on April 2, 2007 and 2008.

          The Non-Plan Option was granted at an exercise price of $12.68 per share, vested as to 166,666 shares on April 2, 2005 and vested as to the remaining 333,334 shares on April 2, 2006. The Non-Plan Option will terminate on April 2, 2013, subject to earlier termination upon death, disability or termination of employment. If Mr. Perdue’s employment terminates due to death, disability, good reason, or retirement, then the Non-Plan Option will remain exercisable for a period of 1 year, 3 years, 3 months or 3 years, respectively, subject to earlier termination of the award in accordance with its original termination date. If we terminate Mr. Perdue’s employment for cause, the Non-Plan Option will immediately terminate. If we terminate Mr. Perdue’s employment without cause, the Non-Plan Option will remain exercisable for a period of 3 months, subject to earlier termination of the award in accordance with its original termination date.  For purposes of the Non-Plan Option, “disability,” “good reason” and “cause” are all defined in Mr. Perdue’s Employment Agreement and summarized earlier in this proxy statement under “Executive Compensation—Agreements with Named Executive Officers” and “retirement” means either retirement from active employment with Dollar General on or after age 65 or retirement from active employment with Dollar General prior to age 65 with our express written consent and in accordance with our early retirement policy (if any) then in effect.

          For a description of the material features of the Deferred Plans, please refer to the “How are directors compensated?” and “Executive Compensation – CDP/SERP Plan” discussions earlier in this document.

What was the recent closing price of Dollar General common stock?

          The closing price of our common stock reported on the New York Stock Exchange on March 27, 2006 was $17.67 per share.

When will the plan terminate?

          The plan does not specify a certain termination date.  Rather, it will terminate on the date determined by our Board or by the committee that administers the plan. However, no awards may be granted under the plan on or after May 31, 2008, the tenth anniversary of the plan’s original effective date, although awards granted prior to and outstanding on that date will continue in accordance with their terms.

Is the description of the plan in this proxy statement complete?

          No. The description of the plan in this document is only a summary.  A copy of the plan, which includes the proposed amendments, is attached as Appendix B to this document.

What does the Board recommend?

          Our Board of Directors recommends that you vote FOR approval of the proposed amendments to the Dollar General Corporation 1998 Stock Incentive Plan.

REPORT OF THE AUDIT COMMITTEE

          This committee currently is composed of three directors, each of whom has been affirmatively determined by our Board of Directors to meet the independence and experience requirements of the NYSE. Our Board also has determined that each of James D. Robbins and J. Neal Purcell, both members of this committee, is an audit committee financial expert (as defined by the Securities and Exchange Commission).

          This committee’s functions are detailed in a written Audit Committee Charter updated by the Board of Directors in January 2006, which is attached as Appendix A to this proxy statement and can also be found on the “Investing—Corporate Governance” portion of Dollar General’s web site located at www.dollargeneral.com. As more fully described in that charter, this committee assists the Board in its oversight of:

•	The integrity of Dollar General’s financial statements;

•	Dollar General’s compliance with legal and regulatory requirements;

•	The qualifications and independence of the independent auditors; and

•	The performance of Dollar General’s internal audit function and the independent auditors.

          Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls. The independent auditors are responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as for attesting to management’s report on Dollar General’s internal control over financial reporting. This committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on Dollar General’s internal control over financial reporting.

          This committee has sole authority to retain, compensate, oversee and terminate the independent auditor. This committee also pre-approves all audit and non-audit services performed by the independent auditor, reviews Dollar General’s annual audited financial statements and unaudited quarterly financial statements, and reviews reports on internal controls and various matters, such as:

•	Critical accounting policies of Dollar General;

•	Material written communications between the independent auditor and management;

•	The independent auditor’s internal quality-control procedures;

•	Significant changes in Dollar General’s selection or application of accounting principles; and

•	The effect of regulatory and accounting initiatives on Dollar General’s financial statements.

          During 2005, this committee met and held discussions with representatives of Dollar General management, the internal audit staff and the independent auditors concerning the matters over which this committee has been delegated oversight responsibility. In particular during 2005, management refined the documentation, testing and evaluation of Dollar General’s system of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The committee was kept apprised of the progress of that evaluation and provided oversight and advice to management during the process. At the conclusion of the process, the committee reviewed and discussed management’s report on the effectiveness of Dollar General’s internal control over financial reporting and the related independent auditors’ report.

          Representatives of management, the internal audit staff, and the independent auditors met with this committee in separate private sessions at each regularly scheduled meeting. This committee reviewed and discussed with management and the independent auditor the audited financial statements of Dollar General for the year ended February 3, 2006. This committee also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

          In addition, this committee received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees). This committee discussed those disclosures and the auditor’s independence with the independent auditor and considered whether the provision of non-audit services to the Company is compatible with the auditor’s independence. This committee has concluded that the independent auditor is independent from Dollar General and its management.

          Based on this committee’s review and discussions noted above, this committee recommended to the Board that Dollar General’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended February 3, 2006 for filing with the SEC.

          This report has been furnished by the members of the Audit Committee:

•	James D. Robbins, Chairman
•	Barbara M. Knuckles
•	J. Neal Purcell

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF AUDITORS

Who has the Audit Committee selected as our independent auditors?

          The Audit Committee has selected Ernst & Young LLP as our independent auditors for the 2006 fiscal year.  Ernst & Young LLP has served as our independent auditors since October 2001.

Will representatives of Ernst & Young LLP attend the annual meeting?

          Representatives of Ernst & Young LLP have been requested to attend the annual meeting.  These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

What does the Board of Directors recommend?

          Our Board recommends that you vote FOR the ratification of Ernst & Young LLP as our independent auditors for the 2006 fiscal year. If the shareholders do not ratify this appointment, our Audit Committee will re-evaluate the appointment of Ernst & Young LLP.

FEES PAID TO AUDITORS

What fees were paid to the auditors in 2005 and 2004?

          The following table sets forth certain fees billed to us by Ernst & Young LLP in connection with various audit and other services provided to us throughout 2005 and 2004:

Service	2005 Aggregate Fees Billed ($)	2004 Aggregate Fees Billed ($)

Audit Fees	2,410,287	2,874,480
Audit-Related Fees(1)	11,200	—
Tax Fees(2)	161,207	258,082
All Other Fees(3)	4,500	6,000

(1)	2005 fees include fees relating to accounting consultations with respect to Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment.
(2)	Both 2005 and 2004 fees include fees relating to a LIFO tax calculation and tax advisory services related to inventory, as well as international, federal, state and local tax advice.
(3)	Both 2005 and 2004 fees include a subscription fee to the auditors’ on-line accounting research tool.

How does the Audit Committee pre-approve services provided by the auditors?

          The Audit Committee Charter requires that the committee pre-approve all audit and permissible non-audit services provided by our independent auditors. Where feasible, the committee considers and, when appropriate, pre-approves services at regularly scheduled meetings after disclosure by management and the auditors of the nature of the proposed services, the estimated fees (when available), and their opinions that the services will not impair the auditors’ independence. The committee has authorized its Chairman (or any committee member in the Chairman’s absence) to pre-approve (when appropriate) audit and permissible non-audit services when pre-approval is necessary prior to the next committee meeting, and such person must report to the committee at its next meeting with respect to all services so pre-approved by him or her.

SHAREHOLDER PROPOSALS
FOR 2007 ANNUAL MEETING

          To be considered for inclusion in our proxy materials relating to the 2007 annual meeting of shareholders, proposals must be submitted by eligible shareholders who have complied with the relevant regulations of the SEC and our Bylaws and must be received no later than December 20, 2006. In addition, if we are not notified of a shareholder proposal by December 20, 2006, then the proxies held by our management may provide the discretion to vote against such shareholder proposal, even though the proposal is not discussed in our proxy materials sent in connection with the 2007 annual meeting of shareholders. If you would like to introduce other new business at the 2007 annual meeting, you must provide written notice to us no later than December 20, 2006 and comply with the advance notice provisions of our Bylaws. Shareholder proposals should be mailed to Corporate Secretary, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, TN 37072.  As provided in our Bylaws, shareholder proposals submitted outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, will not be considered at any annual meeting of shareholders.

OTHER INFORMATION

          A copy of our Annual Report to Shareholders for 2005 is being mailed to each shareholder with this proxy statement.  A copy of our Annual Report on Form 10-K for the fiscal year ended February 3, 2006 and a list of all its exhibits will be supplied without charge to any shareholder upon written request sent to our principal executive offices: Dollar General Corporation, Attention:  Investor Relations, 100 Mission Ridge, Goodlettsville, TN 37072. Exhibits to the Form 10-K are available for a reasonable fee. You may also view our Form 10-K and its exhibits on-line at the SEC web site at www.sec.gov or via our web site at www.dollargeneral.com under “Investing—SEC Filings”.

          Our Board provides a process for shareholders and other interested parties to send communications to the Board. To do so, any shareholder or other interested party desiring to communicate to our presiding director, to our non-management directors as a group or to the full Board should send a letter to: Presiding Director, Dollar General Corporation, c/o General Counsel, 100 Mission Ridge, Goodlettsville, TN 37072. All communications, although initially reviewed by our legal department, will be forwarded to our presiding director on at least a quarterly basis. Your communication will be treated confidentially, subject to applicable law, regulation or legal proceedings, if so marked on the envelope or in the communication itself. Concerns communicated to the Board will be addressed through our regular procedures for addressing such matters. Depending upon the nature of the concern, it may be referred to our internal audit, legal, finance or other appropriate department. The presiding director may direct that certain matters be presented to the full Board or any applicable Board committee and may direct special treatment, including the retention of outside advisors or counsel. We intend to disclose any changes to this shareholder communication process on the “Investing—Corporate Governance” portion of our web site located at www.dollargeneral.com.

Appendix A

DOLLAR GENERAL CORPORATION

AUDIT COMMITTEE CHARTER
(As Revised by the Board of Directors on January 25, 2006)

I.        Membership

          The Audit Committee (the “Committee”) shall consist of at least three directors. All Committee members shall be Independent Directors (as defined in the Company’s Corporate Governance Principles), shall otherwise meet the membership qualification requirements contained in the Company’s Corporate Governance Principles, and shall be financially literate or become financially literate within a reasonable period of time after appointment to the Committee. For this purpose, “financially literate” is interpreted by the Board in its business judgment to mean the ability to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement. In addition, at least one Committee member must be designated by the Board as an “audit committee financial expert” (as defined by the rules of the Securities Exchange Act of 1934). Committee members shall be appointed annually by the Board and may be removed by the Board at any time.

          At least one Committee member shall have accounting or related financial management expertise. For this purpose, “accounting or related financial management expertise” is interpreted by the Board in its business judgment to include, without limitation, experience as a certified public accountant, chief executive officer, chief financial officer, controller, or other senior officer with financial reporting oversight responsibilities. In addition, a member designated as an audit committee financial expert may be presumed to have accounting or related financial management expertise.

          Committee members may not serve on more than two other public company audit committees unless the Board determines in advance that the ability of the director to serve effectively on the Company’s Audit Committee would not be impaired. If the Board determines that a director can serve effectively on more than two other public company audit committees, the Board will disclose a specific explanation of its determination in the annual proxy statement.

II.      Purpose

          The Committee’s primary purposes are to:

•

Assist Board oversight of (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditor’s qualifications and independence; and (4) the performance of the Company’s internal audit function and independent auditors.

•	Prepare the report required by the Securities and Exchange Commission for inclusion in the annual proxy statement.

          The Committee is not responsible for the planning or conduct of audits or for any determination that the Company’s financial statements and disclosures are complete and accurate or are in accordance with generally accepted accounting principles (“GAAP”). This is the responsibility of the Company’s management and independent auditors. It also is not the Committee’s responsibility to conduct investigations or to assure compliance with laws and regulations and the Company’s Code of Business Conduct and Ethics.

III.     Structure and Operations

          Unless the Board appoints a Chairman, the Committee members may designate a Chairman by a majority vote of the full Committee membership. The Committee shall meet at such times as it determines to be necessary or appropriate, but not less than four times each year, and shall report to the Board at the next Board meeting following each such Committee meeting. A majority of the Committee members shall constitute a quorum for the conduct of business at Committee meetings. The affirmative vote of a majority of the Committee members participating in any Committee meeting is necessary for the adoption of any resolution. The Committee may invite the Chairman of the Board, members of management, independent auditors or others to attend all or a portion of the Committee meetings. The Committee shall have the opportunity at each regularly scheduled meeting to meet in executive session without the presence of management. In addition, the Committee shall meet each quarter with management (i.e., the CEO, CFO, President or other senior officers), with the General Counsel, with the internal audit director and with the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these persons or groups believe should be discussed privately. The Committee may delegate any of its responsibilities to one or more subcommittees as the Committee may deem appropriate to the extent allowed by applicable law and the New York Stock Exchange.

IV.     Authority and Resources

          The Committee is directly responsible for the appointment (subject, if applicable, to shareholder ratification), compensation, retention and oversight of any independent auditing firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and the independent auditing firm must report directly to the Committee. The Committee also shall have the authority to engage outside legal, accounting or other advisors as the Committee determines to be necessary or advisable in connection with the discharge of its responsibilities hereunder. The Company shall pay to any independent auditing firm or outside legal or other advisor retained by the Committee such compensation, including without limitation usual and customary expenses and charges, as shall be determined by the Committee. The Company also shall pay such ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties as shall be determined by the Committee.

V.     Responsibilities

          The responsibilities of the Committee shall include the following, along with any other matters as the Board may delegate to the Committee from time to time:

Independent Auditors

          1.        Select, determine the compensation of, and oversee the Company’s independent auditors. As part of its oversight function, the Committee shall resolve any disagreements between management and the independent auditors regarding financial reporting. The Committee also shall propose and approve the discharge of the independent auditors when circumstances warrant.

          2.        Pre-approve all audit engagement fees and terms, as well as all audit and permitted non-audit services to be performed for the Company by the independent auditors. The Committee must consider whether the provision of permitted non-audit services by the independent auditors is compatible with maintaining the auditor’s independence, and shall solicit the input of management and the independent auditors on that issue. The Committee Chairperson (or any Committee member if the Chairperson is unavailable) may pre-approve such services in between Committee meetings; provided, however, that the Chairperson (or such other Committee member) must disclose all such pre-approved services to the full Committee at the next scheduled meeting.

          3.        At least annually, obtain and review a report by the independent auditors describing (a) the audit firm’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry, review, or investigation by governmental or professional authorities (including the Public Company Accounting Oversight Board), within the last five years, respecting one or more independent audits carried out by the audit firm, and any steps taken to address any such issues, and (c) all relationships between the audit firm and the Company.

          4.        After reviewing the independent auditors’ report referred to in #3 above, annually review the qualifications, performance and independence of the independent auditors, including a review and evaluation of the lead partner on the audit, taking into account the opinions of management and the Company’s internal auditors. As part of this independence review, the Committee should ensure the rotation of the lead, concurring and other audit partners as required by law. The Committee also should periodically consider whether, in order to ensure continuing auditor independence, there should be regular rotation of the independent auditing firm.

          5.        At least annually, discuss with the independent auditors, out of the presence of management if deemed appropriate:

•	The overall scope, planning and staffing of the annual audit.

•	The matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.

•

Any audit problems or difficulties, and management’s response, including a discussion regarding: (a) any restrictions on the scope of the independent auditor’s activities or on access to requested information, (b) any significant disagreements with management, (c) any accounting adjustments that were noted or proposed by the independent auditors but were “passed” (as immaterial or otherwise), (d) any communications between the independent audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement, (e) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company, and (f) the responsibilities, budget and staffing of the Company’s internal audit function.

          6.        Set clear hiring policies for current and former employees of the independent auditors.

Financial Statements and Disclosures

          7.        Review and discuss with management and the independent auditors:

•

The Company’s annual audited financial statements and quarterly unaudited financial statements. This review must be conducted at a meeting (whether in person, telephonic or otherwise) and must include a review of the Company’s specific disclosures under MD&A. The Committee shall recommend to the Board whether the annual audited financial statements should be included in the Company’s Form 10-K.

•

The independent auditors’ report mandated by Section 10A of the Securities Exchange Act of 1934 regarding: (a) illegal acts, (b) related party transactions, (c) critical accounting policies and practices, (d) alternative treatments of financial information within GAAP that have been discussed with management, along with the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors, and (e) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•

Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy and effectiveness of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

•

Analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

•	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

•	The annual audited financial statements and Form 11-K of the Company’s 401(k) Plan.

          8.        Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

          9.        Review and discuss with management, internal audit and the independent auditors management’s internal control report prepared in accordance with SEC rules promulgated pursuant to Section 404 of the Sarbanes-Oxley Act.

          10.      Discuss the Company’s earnings press releases (particularly, the use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. This discussion may be general (i.e., in terms of the types of information to be disclosed and the type of presentation to be made).

          11.      Discuss the Company’s policies governing the process by which risk assessment and risk management is undertaken. The Committee should discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

          12.      Review disclosures made by the CEO and CFO regarding any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and any fraud that involves management or other employees that have a significant role in the Company’s internal control over financial reporting.

Internal Auditors

          13.      Review internal audit department activities, organizational structure and staff qualifications.

          14.      Approve internal audit department projects and annual budget and receive updates regarding significant changes thereto.

          15.      Review with the internal audit department the status and results (including remedial actions) of audit projects.

          16.      Review all significant reports to management prepared by the internal audit department, and management’s responses.

Ethical and Legal Compliance

          17.      Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

          18.      Oversee such portions of the Code of Business Conduct and Ethics as the Board of Directors may designate from time to time.

          19.      Review, with the Company’s General Counsel, legal matters that could have a significant impact on the Company’s quarterly or annual financial statements.

Other Responsibilities

          20.      Review periodically the Company’s IT security and related strategies.

          21.      Review and reassess the adequacy of this Charter at least once every two years.

          22.      Conduct an annual evaluation of the performance and effectiveness of the Committee and report the results of the evaluation to the Board.

          23.      Prepare the report required by the rules of the SEC to be included with the Company’s annual proxy statement.

          24.      Report regularly to the Board regarding, among others, issues that arise with respect to (a) the quality or integrity of the Company’s financial statements, (b) the Company’s compliance with legal or regulatory requirements, (c) the performance and independence of the Company’s independent auditors, and (d) the performance of the internal audit function.

          25.      Evaluate and make recommendations to the Board regarding shareholder proposals that relate to matters over which the Committee has expertise.

Appendix B

DOLLAR GENERAL CORPORATION
1998 STOCK INCENTIVE PLAN
(As Amended and Restated effective as of May 31, 2006)

          SECTION 1.  Purpose; Definitions.  The purpose of the Dollar General Corporation 1998 Stock Incentive Plan (the “Plan”) is to enable Dollar General Corporation (the “Corporation”) to attract, retain and reward key employees of and consultants to the Corporation and its Subsidiaries and Affiliates, and directors who are not also employees of the Corporation, and to strengthen the mutuality of interests between such key employees, consultants, and directors by awarding such key employees, consultants, and directors performance-based stock incentives and/or other equity interests or equity-based incentives in the Corporation, as well as performance-based incentives payable in cash.  The provisions of the Plan are intended to satisfy the requirements of Section 16(b) of the Exchange Act, and shall be interpreted in a manner consistent with the requirements thereof, as now or hereafter construed, interpreted, and applied by regulations, rulings, and cases.  The Plan is also designed so that awards granted hereunder intended to comply with the requirements for “performance-based” compensation under Section 162(m) of the Code may comply with such requirements.  The creation and implementation of the Plan will not diminish or prejudice other compensation plans or programs approved from time to time by the Board.

          For purposes of the Plan, the following terms shall be defined as set forth below:

          A.     “Affiliate” means any entity other than the Corporation and its Subsidiaries that is designated by the Board as a participating employer under the Plan, provided that the Corporation directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

B. “Board” means the Board of Directors of the Corporation.

C. “Cause” has the meaning provided in Section 5(j) of the Plan.

D. “Change in Control” has the meaning provided in Section 9(b) of the Plan.

E. “Change in Control Price” has the meaning provided in Section 9(d) of the Plan.

F. “Common Stock” means the Corporation’s Common Stock, $.50 par value per share.

G. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

H. “Committee” means the Committee referred to in Section 2 of the Plan.

I. “Corporation” means Dollar General Corporation, a corporation organized under the laws of the State of Tennessee, or any successor corporation.

J. “Disability” means disability as determined under the Corporation’s Group Long Term Disability Insurance Plan.

          K.     “Dividend Equivalents” means an amount equal to the cash dividends paid by the Corporation upon one share of Common Stock for each Restricted Unit or property distributions awarded to a Participant in accordance with Section 7 or 8 of the Plan.

          L.     “Early Retirement” means retirement, for purposes of this Plan with the express consent of the Corporation at or before the time of such retirement, from active employment with the Corporation and any Subsidiary or Affiliate prior to age 65, in accordance with any applicable early retirement policy of the Corporation then in effect or as may be approved by the Committee.

M. “Effective Date” has the meaning provided in Section 13 of the Plan.

N. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

          O.     “Fair Market Value” means with respect to the Common Stock, as of any given date or dates, unless otherwise determined by the Committee in good faith, the reported closing price of a share of Common Stock on the NYSE or such other market or exchange as is the principal trading market for the Common Stock, or, if no such sale of a share of Common Stock is reported on NYSE or other exchange or principal trading market on such date, the fair market value of a share of Common Stock as determined by the Committee in good faith.

P. “Incentive Stock Option” means any Stock Option intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

          Q.     “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

          R.     “Non-Employee Director” means a member of the Board who is a Non-Employee Director within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act and an outside director within the meaning of Treasury Regulation Sec. 162-27(e)(3) promulgated under the Code.

S. “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

T. “Normal Retirement” means retirement from active employment with the Corporation and any Subsidiary or Affiliate on or after age 65.

U. “NYSE” means the New York Stock Exchange.

V. “Outside Director” means a member of the Board who is not an officer or employee of the Corporation or any Subsidiary or Affiliate of the Corporation.

W. “Outside Director Option” means an award to an Outside Director under Section 8(b) below.

X. “Outside Director Restricted Unit Award” means an award to an Outside Director under Section 8(c) below.

Y. “Performance Goals” means one or more of the performance measures listed below:

(a)	Net earnings or net income (before or after taxes);
(b)	Earnings per share;
(c)	Net sales or revenue growth;
(d)	Gross or net operating profit;
(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);
(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(h)	Gross or operating margins;
(i)	Productivity ratios;
(j)	Share price (including, but not limited to, growth measures and total shareholder return);
(k)	Expense targets;
(l)	Margins;
(m)	Operating efficiency;
(n)	Customer satisfaction;
(o)	Working capital targets;
(p)	Economic Value Added;
(q)	Volume;
(r)	Capital expenditures;
(s)	Market share;
(t)	Costs;
(u)	Regulatory ratings;
(v)	Asset quality;
(w)	Net worth; and
(x)	Safety.

Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Corporation or any Subsidiary or Affiliate, or a division or strategic business unit of the Corporation, or may be applied to the performance of the Corporation relative to a market index, a group of other companies, or a combination thereof, all as determined by the Committee.  The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

Z. “Plan” means this Dollar General Corporation 1998 Stock Incentive Plan, as amended from time to time.

AA. “Restricted Stock” means an award of shares of Common Stock that is subject to restrictions under Section 7 of the Plan.

          BB.  “Restricted Unit” means the right to receive, pursuant to the Plan, one share of Common Stock at the end of a specified period of time, which right is subject to forfeiture in accordance with Section 7 or 8 of the Plan.

CC. “Restriction Period” has the meaning provided in Section 7 of the Plan.

DD. “Retirement” means Normal or Early Retirement.

EE. “Section 162(m) Maximum” has the meaning provided in Section 3(a) hereof.

          FF.   “Stock Appreciation Right” means the right pursuant to an award granted under Section 6 below to surrender to the Corporation all (or a portion) of a Stock Option in exchange for an amount equal to the difference between (i) the Fair Market Value, as of the date such Stock Option (or such portion thereof) is surrendered, of the shares of Common Stock covered by such Stock Option (or such portion thereof), subject, where applicable, to the pricing provisions in Section 6(b)(ii), and (ii) the aggregate exercise price of such Stock Option (or such portion thereof).

GG. “Stock Option” or “Option” means any option to purchase shares of Common Stock (including Restricted Stock, if the Committee so determines) granted pursuant to Section 5 below.

          HH.  “Subsidiary” means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

          SECTION 2.  Administration.  Except as provided below, the Plan shall be administered by a Committee of not less than two Non-Employee Directors, who shall be appointed by the Board and who shall serve at the pleasure of the Board.  The functions of the Committee specified in the Plan may be exercised by an existing Committee of the Board composed exclusively of Non-Employee Directors.  The initial Committee shall be the Corporate Governance and Compensation Committee of the Board.  In the event there are not at least two Non-Employee Directors on the Board, the Plan shall be administered by the Board and all references herein to the Committee shall refer to the Board.

          The Committee shall have the power to delegate authority to the Corporation’s Chief Executive Officer, or to a committee composed of executive officers of the Corporation, to grant, on behalf of the Committee, Non-Qualified Stock Options exercisable at Fair Market Value on the date of grant, subject to such guidelines as the Committee may determine from time to time; provided, however that (i) options may only be granted pursuant to such delegated authority for the purposes specified by the Committee, which may include attracting new employees, awarding outstanding performance, or retaining employees,

(ii) the Committee shall specify the maximum number of shares that may be granted for purposes of attracting any single new employee at any specified level and the maximum number that may be granted to any other employee for any other purpose, and (iii) a report of each grant of an option pursuant to such delegated authority shall be presented to the Committee at the first meeting of the Committee following such grant.  Options granted pursuant to such delegated authority in accordance herewith shall be deemed, to the extent permitted under applicable law, to have been granted by the Committee for all purposes under the Plan.

          The Committee shall have authority to grant, pursuant to the terms of the Plan, to officers, other key employees and consultants eligible under Section 4: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, and/or (iv) Restricted Units.

          In particular, the Committee, or the Board, as the case may be, shall have the authority, consistent with the terms of the Plan:

          (a)    to select the officers, key employees of and consultants to the Corporation and its Subsidiaries and Affiliates to whom Stock Options, Stock Appreciation Rights, Restricted Stock, and/or Restricted Units may from time to time be granted hereunder;

          (b)    to determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, and/or Restricted Units or any combination thereof, are to be granted hereunder to one or more eligible persons;

(c) to determine the number of shares to be covered by each such award granted hereunder;

          (d)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, the share price and any restriction or limitation, or any vesting acceleration or waiver of forfeiture restrictions regarding any Stock Option or other award and/or the shares of Common Stock relating thereto, based in each case on such factors as the Committee shall determine, in its sole discretion); and to amend or waive any such terms and conditions to the extent permitted by Section 10 hereof;

(e) to determine whether and under what circumstances a Stock Option may be settled in cash or Restricted Stock under Section 5(l) or (m), as applicable, instead of Common Stock;

          (f)    to determine whether, to what extent, and under what circumstances Option grants and/or other awards under the Plan are to be made, and operate, on a tandem basis vis-à-vis other awards under the Plan and/or cash awards made outside of the Plan;

(g) to determine whether, to what extent, and under what circumstances shares of Common Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the participant (including providing for and determining the amount (if any) of any deemed earnings on any deferred amount during any deferral period);

(h) to determine the terms, conditions, and restrictions of any Performance Goals and the number of Options, Stock Appreciation Rights, shares of Restricted Stock, or Restricted Units subject thereto;

(i) to determine whether to require payment of tax withholding requirements in shares of Common Stock subject to the award; and

(j) to impose any holding period required to satisfy Section 16 under the Exchange Act.

          The Committee shall have the authority to adopt, alter, and repeal such rules, guidelines, and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan; and, except as expressly set forth herein or otherwise required by law, all decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole discretion and shall be final and binding on all persons, including the Corporation and Plan participants.

          SECTION 3.     Shares of Common Stock Subject to Plan.  (a) As of the Effective Date, the aggregate number of shares of Common Stock that may be issued under the Plan shall be 29,375,000 shares.  The shares of Common Stock issuable under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.  No officer of the Corporation or other person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Code shall be eligible in any fiscal year to receive awards of stock options or stock appreciation rights pursuant to this Plan relating to in excess of 1,500,000 shares of Common Stock in the aggregate or to receive other equity awards pursuant to this Plan relating to in excess of 500,000 shares of Common Stock in the aggregate (the “Section 162(m) Maximum”).

          (b)     If any shares of Common Stock that have been optioned cease to be subject to a Stock Option, or if any shares of Common Stock that are subject to any Restricted Stock granted hereunder are forfeited prior to the payment of any dividends, if applicable, with respect to such shares of Common Stock, or if any shares of Common Stock that are subject to any Restricted Units granted hereunder are forfeited, or any such award otherwise terminates without a payment being made to the participant in the form of Common Stock, such shares shall again be available for distribution in connection with future awards under the Plan.

          (c)     In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Common Stock, an appropriate substitution or adjustment shall be made in the maximum number of shares that may be awarded under the Plan, in the number and option price of shares subject to outstanding Options granted under the Plan, in the Performance Goals, in the number of shares underlying Outside Director Options and Outside Director Restricted Units to be granted under Section 8 hereof and in the number of Restricted Units outstanding, in the Section 162(m) Maximum, and in the number of shares subject to other outstanding awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number.  An adjusted option price shall also be used to determine the amount payable by the Corporation upon the exercise of any Stock Appreciation Right associated with any Stock Option.

          SECTION 4.     Eligibility.  Officers, other key employees and Outside Directors of and consultants to the Corporation and its Subsidiaries and Affiliates who are responsible for or contribute to the management, growth and/or profitability of the business of the Corporation and/or its Subsidiaries and Affiliates are eligible to be granted awards under the Plan.  Outside Directors are eligible to receive awards pursuant to Section 8 and not pursuant to any other provisions of the Plan.

          SECTION 5.     Stock Options.  Stock Options may be granted alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan.  Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

          Stock Options granted under the Plan may be of two types:  (i) Incentive Stock Options and (ii) Non-Qualified Stock Options.  Incentive Stock Options may be granted only to individuals who are employees of the Corporation or any Subsidiary of the Corporation.  No Incentive Stock Option shall be granted on or following the tenth anniversary of the earlier of (i) the effectiveness of the Plan or (ii) the date of shareholder approval of the Plan.

          The Committee shall have the authority to grant to any optionee Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights).

          Options granted to officers, key employees, Outside Directors and consultants under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

          (a)     Option Price.  The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall be not less than 100% (or, in the case of any employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or of any of its Subsidiaries, not less than 110%) of the Fair Market Value of the Common Stock at grant.  Except as provided in Section 3(c), the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price of any outstanding Stock Option without prior shareholder approval.

          (b)     Option Term.  The term of each Stock Option shall be fixed by the Committee, but no Stock Option (Incentive or Non-Qualified) shall be exercisable more than ten years (or, in the case of an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any of its Subsidiaries or parent corporations, no Incentive Stock Option shall be exercisable more than five years) after the date the Option is granted.

          (c)     Exercisability.  Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant; provided however, that Stock Options shall have a minimum vesting period of six months from the date of grant.  The Committee may provide that a Stock Option shall vest over a period of future service at a rate specified at the time of grant, or that the Stock Option is exercisable only in installments.  If the Committee provides, in its sole discretion, that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time at or after grant, in whole or in part, based on such factors as the Committee shall determine in its sole discretion.

          (d)     Method of Exercise.  Subject to whatever installment exercise restrictions apply under Section 5(c), Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Corporation specifying the number of shares to be purchased.  As determined by the Committee, in its sole discretion, at or (except in the case of an Incentive Stock Option) after grant, payment in full or in part may also be made in the form of shares of Common Stock already owned by the optionee or, in the case of a Non-Qualified Stock Option, shares of Restricted Stock or (to the extent approved by the Committee prior to April 9, 2003) shares subject to such Option or another award hereunder (in each case valued at the Fair Market Value of the Common Stock on the date the Option is exercised).  If payment of the exercise price is made in part or in full with Common Stock, the Committee may award to the employee a new Stock Option to replace the Common Stock which was surrendered.  If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock, such Restricted Stock (and any replacement shares relating thereto) shall remain (or be) restricted in accordance with the original terms of the Restricted Stock award in question, and any additional Common Stock received upon the exercise shall be subject to the same forfeiture restrictions, unless otherwise determined by the Committee, in its sole discretion, at or after grant.  No shares of Common Stock shall be issued until full payment therefor (either by check, note, or such other instrument as the Committee may accept) has been made.  An optionee shall generally have the rights to dividends or other rights of a shareholder with respect to shares subject to the Option when the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in Section 12(a).

          (e)     Transferability of Options.  No Non-Qualified Stock Option shall be transferable by the optionee without the prior written consent of the Committee other than (i) transfers by the Optionee to a member of his or her Immediate Family or a trust for the benefit of the optionee or a member of his or her Immediate Family, or (ii) transfers by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.  No Incentive Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Incentive Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee.

          (f)     Bonus for Taxes.  In the case of a Non-Qualified Stock Option or an optionee who elects to make a disqualifying disposition (as defined in Section 422(a)(1) of the Code) of Common Stock acquired pursuant to the exercise of an Incentive Stock Option, the Committee in its discretion may award at the time of grant or thereafter the right to receive upon exercise of such Stock Option a cash bonus calculated to pay part or all of the federal and state, if any, income tax incurred by the optionee upon such exercise.

          (g)     Termination by Death.  Subject to Section 5(k), if an optionee’s employment by the Corporation and any Subsidiary or (except in the case of an Incentive Stock Option) Affiliate terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent such option was exercisable at the time of death or on such accelerated basis as the Committee may determine at or after grant (or as may be determined in accordance with procedures established by the Committee) by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, for a period of three years (or such other period as the Committee may specify at or after grant) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

          (h)     Termination by Reason of Disability.  Subject to Section 5(k), if an optionee’s employment by the Corporation and any Subsidiary or (except in the case of an Incentive Stock Option) Affiliate terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination or (except in the case of an Incentive Stock Option) on such accelerated basis as the Committee may determine at or after grant (or, except in the case of an incentive Stock Option, as may be determined in accordance with procedures established by the Committee), for a period of (i) three years (or such other period as the Committee may specify at or after grant) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter, in the case of a Non-Qualified Stock Option and (ii) one year from the date of termination of employment or until the expiration of the stated term of such Stock Option, whichever period is shorter, in the case of an Incentive Stock Option; provided however, that, if the optionee dies within the period specified in (i) above (or other such period as the Committee shall specify at or after grant), any unexercised Non-Qualified Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.  In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise period applicable to Incentive Stock Options, but before the expiration of any period that would apply if such Stock Option were a Non-Qualified Stock Option, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

          (i)     Termination by Reason of Retirement.  Subject to Section 5(k), if an optionee’s employment by the Corporation and any Subsidiary or (except in the case of an Incentive Stock Option) Affiliate terminates by reason of Normal or Early Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement or (except in the case of an Incentive Stock Option) on such accelerated basis as the Committee may determine at or after grant (or, except in the case of an Incentive Stock Option, as may be determined in accordance with procedures established by the Committee), for a period of (i) three years (or such other period as the Committee may specify at or after grant) from the date of such termination of employment or the expiration of the stated term of such Stock Option, whichever period is the shorter, in the case of a Non-Qualified Stock Option and (ii) three months from the date of such termination of employment or the expiration of the stated term of such Stock Option, whichever period is the shorter, in the event of an Incentive Stock Option; provided however, that, if the optionee dies within the period specified in (i) above (or other such period as the Committee shall specify at or after grant), any unexercised Non-Qualified Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.  In the event of termination of employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise period applicable to Incentive Stock Options, but before the expiration of the period that would apply if such Stock Option were a Non-Qualified Stock Option, the option will thereafter be treated as a Non-Qualified Stock Option.

          (j)     Other Termination.  Subject to Section 5(k), unless otherwise determined by the Committee (or pursuant to procedures established by the Committee) at or (except in the case of an Incentive Stock Option) after grant, if an optionee’s employment by the Corporation and any Subsidiary or (except in the case of an Incentive Stock Option) Affiliate is involuntarily terminated for any reason other than death, Disability or Normal or Early Retirement, the Stock Option shall thereupon terminate, except that such Stock Option may be exercised, to the extent otherwise then exercisable, for the lesser of three months or the balance of such Stock Option’s term if the involuntary termination is without Cause.  For purposes of this Plan, “Cause” means (i) a felony conviction of a participant or the failure of a participant to contest prosecutio n for a felony, or (ii) a participant’s willful misconduct or dishonesty, which is directly and materially harmful to the business or reputation of the Corporation or any Subsidiary or Affiliate, in each case as determined by the Committee, in its sole direction.  Unless otherwise determined by the Committee, if an optionee voluntarily terminates employment with the Corporation and any Subsidiary or (except in the case of an Incentive Stock Option) Affiliate (except for Disability, Normal or Early Retirement), the Stock Option shall thereupon terminate; provided, however, that the Committee at grant or (except in the case of an Incentive Stock Option) thereafter may extend the exercise period in this situation for the lesser of three months or the balance of such Stock Option’s term.

          (k)     Incentive Stock Options.  Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the optionee(s) affected, to disqualify any Incentive Stock Option under such Section 422.  No Incentive Stock Option shall be granted to any participant under the Plan if such grant would cause the aggregate Fair Market Value (as of the date the Incentive Stock Option is granted) of the Common Stock with respect to which all Incentive Stock Options are exercisable for the first time by such participant during any calendar year (under all such plans of the Corporation and any Subsidiary) to exceed $100,000.  To the extent permitted under Section 422 of the Code or the applicable regulations thereunder or any applicable Internal Revenue Service pronouncement:

         (i)     if (x) a participant’s employment is terminated by reason of death, Disability, or Retirement and (y) the portion of any Incentive Stock Option that is otherwise exercisable during the post-termination period specified under Section 5(g), (h) or (i), applied without regard to the $100,000 limitation contained in Section 422(d) of the Code, is greater than the portion of such Option that is immediately exercisable as an “Incentive Stock Option” during such post-termination period under Section 422, such excess shall be treated as a Non-Qualified Stock Option; and

         (ii)    if the exercise of an Incentive Stock Option is accelerated by reason of a Change in Control, any portion of such Option that is not exercisable as an Incentive Stock Option by reason of the $100,000 limitation contained in Section 422(d) of the Code shall be treated as a Non-Qualified Stock Option.

          (l)     Buyout Provisions.  The Committee may at any time offer to buy out for a payment in cash, Common Stock, or Restricted Stock an Option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the optionee at the time that such offer is made.

          (m)     Settlement Provisions.  If the option agreement so provides at grant or (except in the case of an Incentive Stock Option) is amended after grant and prior to exercise to so provide (with the optionee’s consent), the Committee may require that all or part of the shares to be issued with respect to the spread value of an exercised Option take the form of Restricted Stock, which shall be valued on the date of exercise on the basis of the Fair Market Value (as determined by the Committee) of such Restricted Stock determined without regard to the forfeiture restrictions involved.

          (n)     Performance and Other Conditions.  The Committee may condition the exercise of any Option upon the attainment of specified Performance Goals or other factors as the Committee may determine, in its sole discretion.  Unless specifically provided in the option agreement, any such conditional Option shall vest six months prior to its expiration if the conditions to exercise have not theretofore been satisfied.

          SECTION 6.     Stock Appreciation Rights.

          (a)     Grant and Exercise.  Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan.  In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Stock Option.  In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Stock Option.  A Stock Appreciation Right or applicable portion thereof granted with respect to a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, subject to such provisions as the Committee may specify at grant where a Stock Appreciation Right is granted with respect to less than the full number of shares covered by a related Stock Option.  A Stock Appreciation Right may be exercised by an optionee, subject to Section 6(b), in accordance with the procedures established by the Committee for such purpose.  Upon such exercise, the optionee shall be entitled to receive an amount determined in the manner prescribed in Section 6(b).  Stock Options relating to exercised Stock Appreciation Rights shall no longer be exercisable to the extent that the related Stock Appreciation Rights have been exercised.

          (b)     Terms and Conditions.  Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

          (i)     Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 5 and this Section 6 of the Plan.

          (ii)    Upon the exercise of a Stock Appreciation Right, an optionee shall be entitled to receive an amount in cash and/or shares of Common Stock equal in value to the excess of the Fair Market Value of one share of Common Stock over the option price per share specified in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.  When payment is to be made in shares, the number of shares to be paid shall be calculated on the basis of the Fair Market Value of the shares on the date of exercise.  When payment is to be made in cash, such amount shall be calculated on the basis of the Fair Market Value of the Common Stock on the date of exercise.

(iii) Stock Appreciation Rights shall be transferable only when and to the extent that the underlying Stock Option would be transferable under Section 5(e) of the Plan.

          (iv)   Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 of the Plan on the number of shares of Common Stock to be issued under the Plan.

          (v)   The Committee, in its sole discretion, may also provide that, in the event of a Change in Control and/or a Potential Change in Control, the amount to be paid upon the exercise of a Stock Appreciation Right shall be based on the Change in Control Price, subject to such terms and conditions as the Committee may specify at grant.

          (vi)   The Committee may condition the exercise of any Stock Appreciation Right upon the attainment of specified Performance Goals or other factors as the Committee may determine, in its sole discretion.

          SECTION 7.     Restricted Stock and Restricted Units.

          (a)     Administration.  Shares of Restricted Stock or Restricted Units may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside the Plan.  The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock or Restricted Units will be made, the number of shares of Restricted Stock or Restricted Units to be awarded to any person, the price (if any) to be paid by the recipient of Restricted Stock (subject to Section 7(b)), the time or times within which such awards may be subject to forfeiture, and the other terms, restrictions and conditions of the awards in addition to those set forth in Section 7(c).  The Committee may condition the grant of Restricted Stock or Restricted Units upon the attainment of specified Performance Goals or such other factors as the Committee may determine, in its sole discretion.  The provisions of Restricted Stock or Restricted Unit awards need not be the same with respect to each recipient.

          (b)     Awards and Certificates for Restricted Stock and Restricted Units.  The prospective recipient of a Restricted Stock or Restricted Unit award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Corporation, and has otherwise complied with the applicable terms and conditions of such award.

(i) The purchase price for shares of Restricted Stock shall be established by the Committee and may be zero.

          (ii)    Awards of Restricted Stock or Restricted Units must be accepted within a period of 60 days (or such shorter period as the Committee may specify at grant) after the award date, by executing a Restricted Stock Award Agreement or Restricted Stock Unit Award Agreement, as applicable, and paying whatever price (if any) is required under Section 7(b)(i).

          (iii)   Each participant receiving a Restricted Stock award shall be issued a stock certificate in respect of such shares of Restricted Stock or shall have such shares of Restricted Stock evidenced electronically through a book entry transfer.  Any such certificate shall be registered in the name of such participant (or a transferee permitted by Section 12(h) hereof), and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award.  In the event that certificates evidencing shares of Restricted Stock are not issued and such awards are held electronically, such shares shall be registered in the name of such participant (or a transferee permitted by Section 12(h) hereof) and shall be subject to account restrictions reflecting the terms, conditions, and restrictions applicable to such award.

          (iv)   The Committee shall require that the stock certificates evidencing shares of Restricted Stock be held in custody by the Corporation until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the participant shall have delivered a stock power, endorsed in blank, relating to the shares of Common Stock covered by such award.

          (v)    In the case of an award of Restricted Units, no shares of Common Stock shall be issued at the time an award is made, and the Corporation shall not be required to set aside a fund for the payment of such award.

(vi) The maximum number of shares eligible for issuance pursuant to this Section 7 and Section 8 below shall be 4,000,000.

          (c)     Restrictions and Conditions.  Restricted Stock and Restricted Units awarded pursuant to this Section 7 shall be subject to the following restrictions and conditions:

          (i)     In accordance with the provisions of this Plan and the award agreement, during a period set by the Committee commencing with the date of such award (the “Restriction Period”), the participant shall not be permitted to sell, transfer, pledge, assign, or otherwise encumber shares of Restricted Stock or Restricted Units awarded under the Plan; provided however, that such Restriction Period shall lapse no less than six months from the date of such award.  Within these limits, the Committee, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions, in whole or in part, based on service, the attainment of Performance Goals, or such other factors or criteria as the Committee may determine in its sole discretion.

          (ii)    Except as provided in this paragraph (ii) and Section 7(c)(i), the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Corporation, including the right to vote the shares, and the right to receive any cash dividends.  The Committee, in its sole discretion, as determined at the time of award, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested, subject to Section 12(e), in additional Restricted Stock to the extent shares are available under Section 3, or otherwise reinvested.  Pursuant to Section 3 above, stock dividends issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.  If the Committee so determines, the award agreement may also impose restrictions on the right to vote and the right to receive dividends.  The recipient of an award of Restricted Units shall not have any right, in respect of Restricted Units awarded pursuant to the Plan, to vote on any matter submitted to the shareholders of the Corporation until such time as the shares of Common Stock attributable to such Restricted Units have been issued.  At the discretion of the Committee, the recipient’s Restricted Unit account may be credited with Dividend Equivalents during the Restriction Period.  At the discretion of the Committee, Dividend Equivalents may be credited in the form of cash or additional Restricted Units.

          (iii)   Subject to the applicable provisions of the award agreement and this Section 7, upon termination of a participant’s employment with the Corporation and any Subsidiary or Affiliate for any reason during the Restriction Period, all shares of Restricted Stock and all Restricted Units still subject to restriction will vest, or be forfeited, in accordance with the terms and conditions established by the Committee at or after grant.

          (iv)   If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, certificates for an appropriate number of unrestricted shares shall be delivered to the participant (or a transferee permitted by Section 12(h) hereof) promptly.  Upon the lapse of the Restriction Period with respect to any Restricted Units without a prior forfeiture of such Restricted Units, the Corporation shall deliver to the participant, or the participant’s beneficiary or estate, as the case may be, one share of Common Stock for each Restricted Unit as to which restrictions have lapsed and any Dividend Equivalents credited with respect to such Restricted Units; provided, that any fractional shares of Common Stock to be delivered in respect of a Restricted Unit or related Dividend Equivalent shall be settled in cash based on the Fair Market Value on the date the Restriction Period lapsed with respect to the related Restricted Unit or Dividend Equivalent.  The Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only Common Stock.  The amount of such cash payment for each share of Common Stock to which a participant is entitled shall be equal to the Fair Market Value of the Common Stock on the date on which the Restriction Period lapsed with respect to the related Restricted Unit.

          (d)     Minimum Value Provisions.  In order to better ensure that award payments actually reflect the performance of the Corporation and service of the participant, the Committee may provide, in its sole discretion, for a tandem performance-based or other award designed to guarantee a minimum value, payable in cash or Common Stock to the recipient of a Restricted Stock or Restricted Unit award, subject to such performance, future service, deferral, and other terms and conditions as may be specified by the Committee.

          SECTION 8.     Awards to Outside Directors.  (a) The provisions of this Section 8 shall apply only to awards to Outside Directors in accordance with this Section 8.  The Committee shall have no authority to determine the timing of or the terms or conditions of any award under this Section 8.  No awards shall be made hereunder until awards are no longer made pursuant to the 1995 Outside Directors Stock Option Plan.  Effective June 2, 2003, no additional awards of Non-Qualified Stock Options shall be made to Outside Directors pursuant to Section 8(b).

          (b)     Outside Director Stock Options

          (i)     A Non-Qualified Stock Option will be awarded hereunder pursuant to the following formula:  Each Outside Director shall receive an annual Non-Qualified Stock Option for the purchase of shares of Common Stock determined by dividing (i) the annual retainer for an Outside Director (determined with reference to the rate of annual retainer in effect on the date the Non-Qualified Stock Option is granted) by (ii) the Fair Market Value of a share of Common Stock on the date of the grant, multiplying the result (the quotient) by three, rounding the resulting number of shares up to the nearest whole share.  In the event an Outside Director serves as Chairman of the Board, the multiplier in the preceding sentence shall be four in lieu of three.  The exercise price of each Non-Qualified Stock Option granted hereunder shall be the Fair Market Value on the date of grant.

          (ii)    Each Outside Director Option shall vest and become exercisable on the first anniversary of the date of grant if the grantee is still a member of the Board on such date, but shall not be exercisable before such date except as provided in Section 9.

          (iii)  No Outside Director Option shall be exercisable prior to vesting.  Each Outside Director Option shall expire, if unexercised, on the tenth anniversary of the date of grant.  The exercise price may be paid in cash or in shares of Common Stock, including shares of Common Stock subject to the Outside Director Option.

          (iv)   Outside Director Options shall not be transferable without the prior written consent of the Board other than (i) transfers by the optionee to a member of his or her Immediate Family or a trust for the benefit of optionee or a member of his or her Immediate Family, or (ii) transfers by will or by the laws of descent and distribution.

(v) Recipients of Outside Director Options shall enter into a stock option agreement with the Corporation setting forth the exercise price and other terms as provided herein.

          (vi)   Upon termination of an Outside Director’s service as a director of the Corporation, (i) all Outside Director Options shall be governed by the provisions of Sections 5(g), 5(i), and 5(j) hereof as if Outside Directors were employees of the Corporation, except that there shall be no discretion to accelerate the vesting of any Outside Director Options in connection with the termination of service of any individual Outside Director.

          (vii)  Outside Director Options shall be subject to Section 9.  The number of shares and the exercise price per share of each Outside Director Option theretofore awarded shall be adjusted automatically in the same manner as the number of shares and the exercise price for Stock Options under Section 3(c) hereof at any time that Stock Options are adjusted as provided in Section 3(c).  The number of shares underlying Outside Director Options to be awarded in the future shall be adjusted automatically in the same manner as the number of shares underlying outstanding Stock Options are adjusted under Section 3(c) hereof at any time that Stock Options are adjusted under Section 3(c) hereof.

          (c)     Outside Director Restricted Unit Awards

          (i)     Each Outside Director shall receive an annual Outside Director Restricted Unit Award of 4,600 Restricted Units.  In the event an Outside Director serves as Chairman of the Board, the annual Outside Director Restricted Unit Award shall be 6,000 Restricted Units.

          (ii)    Subject to earlier vesting as provided in Section 9, each Outside Director Restricted Unit Award shall vest on the first anniversary of the date of grant if the grantee is still a member of the Board on such date.

          (iii)   An Outside Director shall not have any right, in respect of Restricted Units awarded pursuant to the Plan, to vote on any matter submitted to the Corporation’s shareholders until such time as the shares of Common Stock attributable to such Restricted Units have been issued.

          (iv)   Dividend Equivalents.  Whenever a dividend, other than a dividend payable in the form of shares of Common Stock, is declared with respect to the shares of Common Stock, the number of Restricted Units credited to an Outside Director shall be increased by the number of Restricted Units determined by dividing:

(A) the product of:

(1) the number of Restricted Units credited to such Outside Director on the related dividend record date and

                              (2)     the amount of any cash dividend declared by the Corporation on a share of Common Stock (or, in the case of any dividend distributable in property other than shares of Common Stock, the per share value of such dividend, as determined by the Corporation for purposes of Federal income tax reporting) by

(B) the Fair Market Value on the related dividend payment date.

          (v)     Subject to Section 9 and (xiii) below, no shares of Common Stock shall be distributed, or amount paid, to any Outside Director in respect of any Restricted Units until such time as such Outside Director has ceased to be a member of the Board (but in no event earlier than the first day of the calendar month that is at least more than six months after the Service Termination Date (as defined below) if the Outside Director is considered to be a key employee of a publicly traded employer for purposes of the distribution limitations of Section 409A(a)(2)(B)(i) of the Code).

(vi) An Outside Director may elect:

                   (A)     to receive a distribution of shares of Common Stock in respect of the Outside Director’s Restricted Units in a single lump sum payment or in such number of annual installments, not to exceed ten, as the Outside Director shall elect; and

(B) whether the lump sum distribution or first installment shall be made:

                              (1)     as soon as practicable after the Service Termination Date (subject to deferral to the first day of the calendar month that is more than six months after the Service Termination Date if the Outside Director is considered to be a key employee of a publicly traded employer for purposes of the distribution limitations of Section 409A of the Code as provided in (v) above);

(2) on the first day of the calendar month beginning more than six months after the Service Termination Date; or

(3) on the first anniversary of the Service Termination Date.

Each Outside Director is entitled to make the initial payment elections (the “Initial Payment Elections”) described above which will apply to all Restricted Units granted to the Outside Director hereunder. If an Outside Director fails to make such elections in accordance with the procedures set forth herein, the Initial Payment Elections will be considered to be the Plan’s Default Payment Provisions (as defined below). When used herein, the term “Initial Payment Elections”

means either the Initial Payment Elections made by the Outside Director or, if no such Initial Payment Elections have been made, the Plan’s Default Payment Provisions. An Outside Director receiving a grant of Restricted Units for the first time must make the Initial Payment Elections, if at all, within thirty (30) calendar days after the initial grant date (or by any other date permitted or required by Section 409A of the Code and utilized by the Committee, including, without limitation, the December 31, 2005 election deadline provided in IRS Notice 2005-1) or the Plan’s Default Payment Provisions will apply.  The Initial Payment Elections of an Outside Director who was granted Restricted Units prior to December 31, 2004 will be those in place on December 31, 2005 (or on any other date permitted or required by Section 409A of the Code and utilized by the Committee).

An Outside Director may make changes to the Initial Payment Elections subject to the following conditions:

(A) such changes may not be made later than one full year prior to the date as of which his or her service as an Outside Director terminates (the “Service Termination Date”);

                   (B)     an Outside Director may not make any change to either the Initial Payment Elections or to any subsequent payment elections after December 31, 2005 that would have the effect of accelerating the time or schedule of payment (e.g., change from installments to a lump sum or accelerate time of payment); and

                   (C)     except for elections to change the time or form of payment in the case of death or disability (within the meaning of Section 409A(a)(2)(C) of the Code), such changes must defer the first payment for at least five (5) years from the otherwise applicable payment date.

          All payment elections (whether Initial or subsequent) shall be filed in writing with the Secretary of the Corporation and shall be effective when received by the Secretary; provided that, if an Outside Director’s Service Termination Date occurs within one full year of the date an election is received it shall be deemed to be ineffective and the last election filed more than twelve months before the Service Termination Date shall be deemed to be effective.

          (vii)  Any payment to be made to an Outside Director shall be made in shares of Common Stock; provided, that any fractional shares of Common Stock to be delivered in respect of Restricted Units shall be settled in cash based upon the Fair Market Value on the last business day immediately prior to the date such shares would otherwise have been delivered to the Outside Director or the Outside Director’s beneficiary; provided, further, that the Committee may, in its sole discretion, elect to pay cash, or part cash and part Common Stock in lieu of delivering only Common Stock for Restricted Units.  If a cash payment is made in lieu of delivering Common Stock, the amount of such cash payment for each share of Common Stock to which a Participant is entitled shall be equal to the Fair Market Value of the Common Stock on the last business day immediately prior to the date on which the distribution is required to be made.

          (viii) If an Outside Director fails to specify a commencement date for a distribution in accordance with Section 8(c)(vi), such distribution shall commence as soon as practicable after the Service Termination Date, unless the Outside Director is considered to be a key employee of a publicly traded employer for purposes of the distribution limitations of Section 409A of the Code as provided in (v) above, in which case the distribution shall commence on the first day of the calendar month that is at least six months after the Service Termination Date (the “Plan’s Default Payment Time”).  If an Outside Director fails to specify whether a distribution shall be made in a lump-sum payment or a number of installments, such distribution shall be made in a lump-sum payment (the “Plan’s Default Payment Form” and, together with the Plan’s Default Payment Time, the “Plan’s Default Payment Provisions”).

          (ix)   In the case of any distribution being made in annual installments, each installment after the first installment shall be paid on the first business day of each subsequent calendar year until the entire amount shall have been paid.  The value of any installment payment payable in cash shall be an amount equal to the product of:

                   (A)     the number of Restricted Units then standing to the credit of an Outside Director (which shall be net of the number of Restricted Units with respect to which a prior installment payment has been made);

(B) the Fair Market Value of a share of Common Stock on the last business day immediately prior to the date as of which such installment is payable; and

(C) a fraction, the numerator of which is one and the denominator of which is the number of installments (including the then current installment) remaining to be paid.

          (x)    Outside Director Restricted Unit Awards shall not be transferable without the prior written consent of the Board other than (i) transfers by the holder to a member of his or her Immediate Family or a trust for the benefit of the holder or a member of his or her Immediate Family, or (ii) transfers by will or by the laws of descent and distribution or a qualified domestic relations order.

(xi) Recipients of Outside Director Restricted Unit Awards shall enter into a restricted unit agreement with the Corporation setting forth the terms of such grant as provided herein.

(xii) Termination of Service

                   (A)     If an Outside Director’s service as a director of the Corporation terminates by reason of death, Disability or Normal Retirement, all Outside Director Restricted Unit Awards held by such Outside Director shall immediately vest.

                   (B)     If an Outside Director’s service as a director of the Corporation terminates for any reason other than death, Disability or Normal Retirement, all Unvested Outside Director Restricted Unit Awards held by such Outside Director shall thereupon terminate, except that if an Outside Director’s service as a director is terminated for Cause (as such term is defined in Section 5(j) of this Plan) all Restricted Units shall terminate and be forfeited.

                   (C)     In the event of the death of an Outside Director, any payment due in respect of the Outside Director’s Restricted Units shall be made to the beneficiary designated in writing by such Outside Director and filed with the Secretary of the Corporation, or, in the absence of such designation, to the Outside Director’s estate.  Any such payment shall be made at the same time and subject to the same conditions as would have applied had the Outside Director survived and the date of his or her death been treated as the termination date of the Outside Director’s service, unless the Outside Director shall have specified that an alternative form of payment permitted under the Plan should apply in the event of his or her death.

          (xiii) Outside Director Restricted Unit Awards shall be subject to Section 9, provided, that no payment in respect of any Restricted Units shall be accelerated pursuant to Section 9 unless the Change in Control is a change in ownership or effective control, or in the ownership of a substantial portion of the assets, of the Corporation for purposes of Section 409A(a)(2)(A)(v) of the Code.  The number of Outside Director Restricted Units theretofore awarded shall be adjusted automatically in the manner prescribed by Section 3(c).

          (d)     Any applicable withholding taxes shall be paid in shares of Common Stock subject to the Outside Director Option or Outside Director Restricted Unit Award valued as the Fair Market Value of such shares unless the Corporation agrees to accept payment in cash in the amount of such withholding taxes.

          (e)     The Board, in its sole discretion, may determine to reduce the size of any Outside Director Option or Outside Director Restricted Unit Award prior to grant or to postpone the vesting or distribution of any Outside Director Restricted Unit Award prior to grant.

          (f)     Unless otherwise expressly provided, Outside Director Restricted Units which are both earned and vested as of December 31, 2004 shall not be affected by the Plan changes adopted as of January 1, 2005 to comply with Section 409A of the Code; and the time and form of payment provisions of the Plan applicable thereto on December 31, 2004 shall continue to apply to such Outside Director Restricted Units.

          SECTION 9.     Change in Control Provisions.

          (a)     Impact of Event.  In the event of:

(1) a “Change in Control” as defined in Section 9(b); or

                   (2)     a “Potential Change in Control” as defined in Section 9(c), but only if and to the extent so determined by the Committee or the Board at or after grant (subject to any right of approval expressly reserved by the Committee or the Board at the time of such determination);

(i) subject to the limitations set forth below in this Section 9(a), the following acceleration provisions shall apply:

(A) Any Stock Appreciation Right, Stock Option or Outside Director Option awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested.

                   (B)     The restrictions applicable to any Restricted Stock or Restricted Units in each case to the extent not already vested under the Plan, shall lapse and such shares and awards shall be deemed fully vested.

        (ii)      subject to the limitations set forth below in this Section 9(a), the Board or the Committee may determine in its sole discretion at any time prior to any Change in Control that the value of all outstanding Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Units and Outside Director Options, in each case to the extent vested, shall be cashed out on the basis of the “Change in Control Price” as defined in Section 9(d) as of the date such Change in Control or such Potential Change in Control is determined to have occurred or such other date as the Board or Committee may determine prior to the Change in Control.

(iii) The Board or the Committee may impose additional conditions on the acceleration or valuation of any award in the award agreement.

          (b)     Definition of Change in Control.  For purposes of Section 9(a), a “Change in Control” means the happening of any of the following:

          (i)     any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Corporation or a wholly-owned subsidiary thereof or any employee benefit plan of the Corporation or any of its Subsidiaries, becomes the beneficial owner of the Corporation’s securities having 35% or more of the combined voting power of the then outstanding securities of the Corporation that may be cast for the election of directors of the Corporation (other than as a result of an issuance of securities initiated by the Corporation in the ordinary course of business); or

          (ii)    as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Corporation or any successor corporation or entity entitled to vote generally in the election of the directors of the Corporation or such other corporation or entity after such transaction are held in the aggregate by the holders of the Corporation’s securities entitled to vote generally in the election of directors of the Corporation immediately prior to such transaction; or

          (iii)   during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation’s shareholders, of each director of the Corporation first elected during such period was approved by a vote of at least two-thirds of the directors of the Corporation then still in office who were directors of the Corporation at the beginning of any such period.

          (c)     Definition of Potential Change in Control.  For purposes of Section 9(a), a “Potential Change in Control” means the happening of any one of the following:

(i) The approval by shareholders of an agreement by the Corporation, the consummation of which would result in a Change in Control of the Corporation as defined in Section 9(b); or

          (ii)    The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Corporation or a Subsidiary or any Corporation employee benefit plan (including any trustee of such plan acting as such trustee)) of securities of the Corporation representing 5% or more of the combined voting power of the Corporation’s outstanding securities and the adoption by the Committee of a resolution to the effect that a Potential Change in Control of the Corporation has occurred for purposes of this Plan.

          (d)     Change in Control Price.  For purposes of this Section 9, “Change in Control Price” means the highest price per share paid in any transaction reported on the New York Stock Exchange or such other exchange or market as is the principal trading market for the Common Stock, or paid or offered in any bona fide transaction related to a Potential or actual Change in Control of the Corporation at any time during the 60 day period immediately preceding the occurrence of the Change in Control (or, where applicable, the occurrence of the Potential Change in Control event), in each case as determined by the Committee except that, in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, such price shall be based only on transactions reported for the date on which the optionee exercises such Stock Appreciation Rights or, where applicable, the date on which a cash out occurs under Section 9(a)(ii).

          SECTION 10.     Amendments and Termination.  The Board may at any time amend, alter or discontinue the Plan without shareholder approval to the fullest extent permitted by the Exchange Act and the Code; provided, however, that no amendment, alteration, or discontinuation shall be made which would impair the rights of an optionee or participant under a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Unit or Outside Director Option theretofore granted, without the participant’s consent.

          Subject to Section 5(b) above, the Committee may amend the terms of any Stock Option or other award theretofore granted, prospectively or retroactively, but, subject to Section 3 above, no such amendment shall impair the rights of any holder without the holder’s consent.  The Committee may also substitute new Stock Options for previously granted Stock Options (on a one for one or other basis), subject to Section 5(a) above.  Solely for purposes of computing the Section 162(m) Maximum, if any Stock Options or other awards previously granted to a participant are canceled and new Stock Options or other awards having a lower exercise price or other more favorable terms for the participant are substituted in their place, both the initial Stock Options or other awards and the replacement Stock Options or other awards will be deemed to be outstanding (although the canceled Stock Options or other awards will not be exercisable or deemed outstanding for any other purposes).

          SECTION 11.     Unfunded Status of Plan.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a participant or optionee by the Corporation, nothing contained herein shall give any such participant or optionee any rights that are greater than those of a general creditor of the Corporation.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu of or with respect to awards hereunder; provided, however, that, unless the Committee otherwise determines with the consent of the affected participant, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

          SECTION 12.     General Provisions.  (a)  The Committee may require each person purchasing shares pursuant to a Stock Option or other award under the Plan to represent to and agree with the Corporation in writing that the optionee or participant is acquiring the shares without a view to distribution thereof.  The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.  All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

          (b)     Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

          (c)     The adoption of the Plan shall not confer upon any employee of the Corporation or any Subsidiary or Affiliate any right to continued employment with the Corporation or a Subsidiary or Affiliate, as the case may be, nor shall it interfere in any way with the right of the Corporation or a Subsidiary or Affiliate to terminate the employment of any of its employees at any time.

          (d)     No later than the date as of which an amount first becomes includable in the gross income of the participant for Federal income tax purposes with respect to any award under the Plan, the participant shall pay to the Corporation, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such amount.  The Committee may require withholding obligations to be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement.  The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements and the Corporation and its Subsidiaries or Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

          (e)     The actual or deemed reinvestment of dividends or Dividend Equivalents in additional Restricted Stock (or other types of Plan awards) at the time of any dividend payment shall only be permissible if sufficient shares of Common Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options and other Plan awards).

          (f)     The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Tennessee.

          (g)     The members of the Committee and the Board shall not be liable to any employee or other person with respect to any determination made hereunder in a manner that is not inconsistent with their legal obligations as members of the Board.  In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding, the Committee member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

          (h)     In addition to any other restrictions on transfer that may be applicable under the terms of this Plan or the applicable award agreement, no Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Unit Award or other right issued under this Plan is transferable by the participant without the prior written consent of the Committee, or, in the case of an Outside Director, the Board, other than (i) transfers by an optionee to a member of his or her Immediate Family or a trust for the benefit of the optionee or a member of his or her Immediate Family or (ii) transfers by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.  The designation of a beneficiary will not constitute a transfer.

          (i)     The Committee may, at or after grant, condition the receipt of any payment in respect of any award or the transfer of any shares subject to an award on the satisfaction of a six-month holding period, if such holding period is required for compliance with Section 16 under the Exchange Act.

          (j)     It is intended that any compensation, benefit or other remuneration which is provided pursuant to or in connection with the Plan which is considered to be nonqualified deferred compensation for purposes of Section 409A of the Code and which is not both earned and vested as of December 31, 2004 shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance.  The Committee is authorized to amend the Plan or any election under the Plan as may be determined by it to be necessary or appropriate to evidence or further evidence such required compliance with Section 409A of the Code.

          It is specifically intended that all elections, consents and modifications thereto under the Plan with respect to compensation, benefit or other remuneration provided pursuant to or in connection with the Plan which is considered to be nonqualified deferred compensation for purposes of Section 409A of the Code and which is not both earned and vested as of December 31, 2004 will comply with the applicable requirements of Section 409A of the Code (including any transition or grandfather rules thereunder).  The Committee is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements of Section 409A of the Code (including any transition or grandfather rules thereunder).

          It is also intended that if any compensation, benefit or other remuneration which is provided pursuant to or in connection with the Plan is considered to be nonqualified deferred compensation for purposes of Section 409A of the Code but for being earned and vested as of December 31, 2004, then no material modification of the Plan after October 3, 2004 shall apply to such Plan benefits which are earned and vested as of December 31, 2004 unless such modification expressly so provides.

          SECTION 13.     Effective Date of Amended and Restated Plan.  This Amended and Restated Plan shall be effective as of the date of approval by a majority of the votes cast by the holders of the Corporation’s Common Stock (the “Effective Date”).

          SECTION 14.     Term of Plan.  No awards may be granted under the Plan after May 31, 2008, but awards granted prior to such date may extend beyond such date.

100 MISSION RIDGE GOODLETTSVILLE, TN 37072-2170	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 30, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Dollar General Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote the shares using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE -1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 30, 2006. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Dollar General Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	DOLLA1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DOLLAR GENERAL CORPORATION

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2 AND 3.
Proposal 1 - Election of Directors To elect ten directors to serve until the next annual meeting and until their successors are elected and qualified:		For All	Withhold For All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
		☐	☐	☐
01) David L. Beré 02) Dennis C. Bottorff 03) Barbara L. Bowles 04) Reginald D. Dickson 05) E. Gordon Gee	06) Barbara M. Knuckles 07) David A. Perdue 08) J. Neal Purcell 09) James D. Robbins 10) David M. Wilds
	For	Against	Abstain

Proposal 2 -Approval of Amendments to the Dollar General Corporation 1998 Stock Incentive Plan	☐	☐	☐

Proposal 3 - Ratification of the appointment of Ernst & Young LLP as independent auditors	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Whether or not you expect to be physically present at the annual meeting, please vote your proxy as soon as possible. You may vote your proxy electronically or by phone according to the instructions on the enclosed card, or sign, date and return the enclosed printed proxy card in the enclosed business reply envelope. No postage is necessary if the proxy is mailed within the United States. You may revoke the proxy at any time before it is voted.

DOLLAR GENERAL CORPORATION

Proxy Solicited by and on behalf of the Board of Directors for the
Annual Meeting of Shareholders to be held on May 31, 2006

The undersigned shareholder of Dollar General Corporation, a Tennessee corporation (the “Company”), hereby acknowledges receipt of the notice of annual meeting of shareholders and proxy statement dated April 19, 2006, and hereby appoints Susan S. Lanigan and Christine L. Connolly, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of shareholders of the Company to be held on May 31, 2006, at 10:00 A.M., Central Daylight Time, in the Goodlettsville City Hall Auditorium, located at 105 South Main Street, Goodlettsville, Tennessee, and at any adjournment(s) thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side of this proxy card. The shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted “FOR” election of all director nominees, “FOR” approval of the amendments to the Dollar General Corporation 1998 Stock Incentive Plan, and “FOR” the ratification of the appointment of the independent auditors.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
IMPORTANT - This Proxy is continued and must be signed and dated on the reverse side.